As filed with the Securities and Exchange Commission on February 8, 2000
                           Registration No. 333-87895
--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                          QUIKBIZ INTERNET GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)



      Nevada                 7371                          88-0320364
-----------------     ----------------------------       ------------------
(State or Other      (Primary Standard Industrial         (I.R.S. Employer
Jurisdiction of       Classification Code Number)          Identification
Incorporation or                                           Number)
Organization)


                               6801 Powerline Road

                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)


                   David B. Bawarsky, Chief Executive Officer

                          QuikBiz Internet Group, Inc.

                               6801 Powerline Road

                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller

                                600 Third Avenue
                            New York, New York 10016

                                 (212) 818-8800

                           (212) 818-8881 - Facsimile

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

 |_|  ________________________

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

|_|  _______________________

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of Each                    Proposed
Class of                         Maximum          Proposed
Securities                       Offering         Maximum            Amount of
to be             Amount to be   Price Per       Aggregate         Registration
Registered         Registered      Unit        Offering Price           Fee
------------      -----------    ---------   -----------------     -------------
Common stock      15,240,923     $0.75(1)    $ 11,430,692.25(1)     $ 3,177.73
Common stock(2)    1,500,000     $0.75(2)    $  1,125,000.00        $   312.75
Common stock(3)      500,000     $1.4625     $    731,250.00        $   203.29
Common stock(4)      600,000     $0.75       $    450,000.00        $   125.10
Common stock         617,130     $1.50(5)    $    925,695.00(5)     $   244.38
     Total Registration Fee........................................ $ 4,063.25
     Registration Fee Previously Paid.............................. $ 7,259.12
     Registration Fee Payable with this Amendment No. 1............ $        0
===============================================================================


(1) Based upon the average of the bid and asked prices of QuikBiz Internet Group, Inc. common stock as reported on the OTC Bulletin Board on September 24, 1999, pursuant to Rules 457(c) and (g) of the Securities Act of 1933.

(2) Issuable upon the exercise of common stock purchase warrants issuable to Swartz Private Equity, LLC. The warrants are issuable to Swartz from time to time when QuikBIZ exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will be equal to 110% of the market price on the date that QuikBIZ exercises its put right to sell shares of its common stock to Swartz.

(3) Issuable upon the exercise of common stock purchase warrants issued to Swartz Private Equity, LLC, on May 25, 1999. The exercise price of the warrants is initially $1.4625, but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, QuikBIZ will calculate a reset exercise price that will be equal to 100% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

(4) Issuable upon the exercise of common stock purchase warrants issued to M.H. Meyerson & Co, Inc. on July 14, 1998. The exercise price of the warrants is $.25 per share.

(5) Based upon the average of the bid and asked prices of QuikBIZ Internet Group, Inc. common stock as reported on the OTC Bulletin Board on February 2, 2000, pursuant to Rules 457(c) and (g).

PROSPECTUS

QuikBIZ Internet Group, Inc.

6801 Powerline Road
Ft. Lauderdale, Florida 33309
(954) 970-3553

The Resale of 18,458,053 Shares of Common Stock

         The selling price of the shares will be determined by market factors at the time of their resale.

                    ------------------------------------



         This prospectus relates to the resale by the selling shareholders of up to 18,458,053 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

         o        858,053 shares are presently outstanding,

         o up to 15,000,000 shares are issuable to Swartz Private Equity, LLC based on an amended and restated Investment Agreement dated as of July 9, 1999,

         o up to 2,000,000 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the amended and restated Investment Agreement, and

         o up to 600,000 shares are issuable upon the exercise of warrants issued to M.H. Meyerson & Co, Inc.

         We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive up to $20 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol QBIZ. On February 3, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $1.375 per share.

         Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February __, 2000

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                   Page                                   Page
                                   ----                                   ----
Prospectus Summary..................3      Management......................27
Summary Financial Data..............6      Executive Compensation..........28
Risk Factors........................7      Principal Shareholders..........30
Use of Proceeds....................11      Certain Transactions............32
Price Range of Common Stock........12      Certain Transactions............32
Dividend Policy....................12      Description of Securities.......33
Management's Discussion                    Legal Matters...................34
   and Analysis of                         Experts.........................34
   Financial Condition                     Where You Can Find More
   and Results of Operations.......13          Information.................35
Business...........................18      Index to Financial Statements..F-1
Selling Shareholders...............22
Plan of Distribution...............26

                      ------------------------------------

         QuikBIZ Internet Group, Inc. is a Nevada corporation. We were originally incorporated in 1984 in Utah under the name Sunwest Industries, Inc. In 1994 we merged with International Training & Education Corp., changed our name to International Trading & Education Corp. and became a Nevada corporation. In 1996 we changed our name to DigiMedia USA, Inc. In May 1997, we merged with Nitros Franchise Corporation and changed our name to Nitros Franchise Corporation. In July 1997, we changed our name to Algorhythm Technologies Corporation. In July 1998 we changed our name to QuikBIZ Internet Group, Inc.

         Our principal executive offices are located at 6801 Powerline Road, Ft. Lauderdale, Florida 33309 and our telephone number is (954) 970-3553.

         Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

          o    our  significant   historical   losses  and  the  expectation  of
               continuing losses;
          o    rapid technological change in the Internet industry;
          o    our reliance on key strategic relationships and accounts;
          o    the impact of competitive products and services and pricing; and
          o    uncertain protection of our intellectual property.

         In this prospectus, we refer to QuikBIZ Internet Group, Inc. as we or QuikBIZ. We refer to our subsidiary QuikBIZ Media Centers, Inc. (formerly
QuikLAB Multimedia Centers, Inc.) as QuikBIZ Media, our subsidiary SmithAgency.com, Inc. as SmithAgency.com, and Swartz Private Equity, LLC as Swartz.

                               Prospectus Summary

         This  summary  highlights   information  contained  elsewhere  in  this
prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

         Through our QuikBIZ Mall division and our principal subsidiaries, QuikBIZ Media and SmithAgency.com, we are developing several complementary Internet-oriented businesses.

         We are currently developing the QuikBIZ Mall (www.quikbiz.com), a virtual mall on the Internet that offers corporate communications products, services and supplies on-line. The QuikBIZ Mall also offers discount pricing, one-stop shopping, easy ordering and quick delivery, and we expect that in the future it will also offer product comparison data. We currently own and maintain most of the merchant stores in the QuikBIZ Mall. We create each merchant store and purchase the products directly through "drop-ship" vendors. The vendors bill us for products or services purchased at our merchant stores on the mall and we bill the purchasers. Each store has its own separate URL and is expected to be marketed independently of the mall. There are presently 11 stores on the Mall:
M2 PressWIRE, Media Furnishings, QuikBIZ Media, Quoteit.com, The Presentation Shop, Pro-Tape Outlet, SmithAgency.com, Cables and Bits, BizBookStop, CDsupplies.com and LCD Mart. We own all of the stores except M2 PressWIRE.

         QuikBIZ Media is a retail, business-oriented, multimedia production facility. QuikBIZ Media offers a wide variety of audio, video, multimedia and Internet services and products to business entities, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikBIZ Media produces and assists companies in creative content for all types of corporate communication including sales, training, public relations and promotion. QuikBIZ Media operates the QuikBIZ Media store on the QuikBIZ Mall.

         QuikBIZ Media also operates Quoteit.com, which is linked to the QuikBIZ Mall. Quoteit.com is an Internet "bidding" website where purchasers of media duplication services can "name their own price" for audio, video, CD and digital video disk (DVD) media duplication. Quoteit.com provides businesses, non-profit corporations, government agencies, schools, universities, and religious organizations with a "one-stop" site for shopping for media duplication services on-line. QuikBIZ Media provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States.

         SmithAgency.com is a full service advertising and marketing agency. SmithAgency.com provides its clients with a broad range of services, including Internet site design, television commercial and radio commercial development and production, print advertisement development and production and promotions. SmithAgency.com operates the SmithAgency.com store on the QuikBIZ Mall. SmithAgency.com has created a separate division, called Pix'l Creative, to provide advertising, marketing and public relations services on a per-project basis. The Pix'l Creative division will operate an e- commerce web site that will be linked to the QuikBIZ Mall.

Recent Events

         On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, and all of G&L Group's accounts receivable relating to its existing active clients. In connection with the acquisition, G&L Group's president, James Lobel, has become the president of SmithAgency.com.

Our Investment Agreement

         We have entered into an amended and restated Investment Agreement with Swartz to raise up to $20 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through nego tiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

Additional Shares We Are Registering

         In July 1998, we issued warrants to M.H. Meyerson & Co., Inc. to purchase 600,000 shares of common stock at a price of $.25 per share. The resale of the common stock issuable to M.H. Meyerson & Co., Inc. upon exercise of the warrants is included in this registration statement.

         In 1999, we sold an aggregate of 172,000 shares of common stock to certain private investors. The resale of the common stock by these private investors is covered by this prospectus. In addition, the resale of 212,130 shares we issued in February 2000 to a director and former officer of QuikBIZ for services rendered, 159,000 shares sold by the director to six private purchasers in 1999, 228,000 shares sold by our Chief Executive Officer to seven private purchasers in February 2000 and 10,000 shares we issued to a consultant in December 1999 for services to be rendered is covered by this prospectus.

Key Facts

Total shares outstanding prior to
     the offering                         14,273,736(1) as of February 1, 2000

Shares being offered for resale to
     the public                           18,458,053(2)

Total shares outstanding after
     the offering                         29,273,736(1)(3)

Price per share to the public             Market price at time of resale.

Total proceeds raised by offering         None; however, we have received
                                          proceeds from the sale of shares that
                                          are presently outstanding, we may
                                          receive up to $20 million from the
                                          sale of shares to Swartz, and we may
                                          receive additional amounts from the
                                          sale to Swartz of shares issuable upon
                                          the exercise of any warrants issued to
                                          Swartz pursuant to the Investment
                                          Agreement and from the sale to M.H.
                                          Meyerson & Co., Inc. of shares
                                          issuable upon the exercise of warrants
                                          that M.H. Meyerson & Co. holds.

Use of proceeds from the sale of          We plan to use the proceeds for
    the shares to Swartz                  working capital and general corporate
                                          purposes.

OTC Bulletin Board Symbol                 QBIZ

(1) Does not include (i) 600,000 shares of common stock underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998 to purchase common stock at $.25 per share, expiring on July 14, 2003; (ii) 500,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement; (iii) 100,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (iv) 300,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (v) 200,000 shares of common stock underlying options to purchase common stock at $.002 per share, expiring on June 25, 2000; (vi) 60,000 shares of common stock underlying options to purchase common stock at $.002 per share, with no stated expiration date; and (vii) 18,643 shares of common stock issuable upon conversion of 261 shares of preferred stock. Also does not include any shares underlying warrants that we may issue to Swartz in the future pursuant to the Investment Agreement.

(2) Includes (i) 858,053 shares that are presently outstanding, (ii) up to 15,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (iii) up to 500,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement, (iv) up to 1,500,000 shares underlying warrants that we may issue to Swartz in the future pursuant to the Investment Agreement, and (v) up to 600,000 shares underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998.

(3) Includes up to 15,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement.

                             Summary Financial Data

         The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                                              Nine Months Ended
                                            Year Ended December 31,                             September-30,
                                     --------------------------------------    ------------------------------------------------
                                           1997                1998                    1998                      1999
                                           ----                ----                    ----                      ----
                                                                                    (Unaudited)               (Unaudited)
Revenues.........................        140,355            2,142,414                 1,700,284                 3,258,056
Operating Expenses...............        329,025            2,899,298                 2,241,313                 3,448,704
Net Loss.........................        190,278              783,364                 (549,744)                 (201,029)
Basic (loss) per common share....          0.028                0.060                   (0.043)                   (0.015)
Weighted average number of
common shares outstanding........      6,841,017           13,067,857                12,893,958                13,466,661





                                                             September 30, 1999
                                                             ------------------
                                                                  (Unaudited)
Balance Sheet Data:

         Working capital............................               (513,831)
         Total assets...............................              2,375,352
         Total liabilities..........................              1,636,342
         Shareholders' equity.......................                739,010

                                  Risk Factors

         An investment in the common stock being offered for resale by the selling shareholders is very risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

We have incurred significant losses and expect to continue to do so.

         To date, we have incurred significant losses. At September 30, 1999, our accumulated deficit was $2,593,752 and our working capital deficit was $513,831. For the year ended December 31, 1998, we incurred a net loss of $783,364 and for the year ended December 31, 1997, we incurred a net loss of $190,278. For the nine months ended September 30, 1999, we incurred a net loss of $201,029. These losses have resulted primarily from:

         o significant costs associated with the acquisition of Nitros Franchise Corporation and SmithAgency.com in 1997, QuikBIZ Media in 1998 and G&L Group in 1999.

         o significant costs associated with the development of the QuikBIZ Mall and Quoteit.com.

         We expect to continue to incur operating losses in the future. There is no assurance that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow or that we will attain or sustain profitability.

We have a limited operating history.

         Although QuikBIZ was incorporated in 1984, it had no significant business operations until May 1997. David Bawarsky, our Chief Executive Officer, has been with us only since May 1997. Because of our limited operating history, you have limited information on which to assess our ability to realize operating revenues or profits in the future.

We will require additional financing.

         Lack of sufficient funding could force us to curtail substantially or cease our operations, which would have a material adverse effect on our business. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next 12 months may need to come primarily from the proceeds of the Investment Agreement. However, our ability to raise funds under the Investment Agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in the common stock. We anticipate that our future cash requirements may be fulfilled by improved sales of products and services, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or from the aforementioned or other potential sources. There can also be no assurance that the required funds, if available, will be available on attractive terms or that the terms under which they are raised will not significantly dilute the interests of our existing shareholders.

The market for online commerce is still developing and is subject to a high degree of uncertainty.

         The market for online commerce is rapidly evolving and is subject to a high level of uncertainty. Our success will depend to a substantial extent on the willingness of the public to use online services as a method to purchase corporate communications products and media duplication services. Although members of management have considerable business experience, this is a new venture and members of management have limited experience in the operation and management of an Internet-based business.

The market in which we compete is subject to rapid technological change.

         Technology in the Internet industry changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly. Our success will depend, in part, on our ability to improve our existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of our current and prospective clients, and respond to technological advances, emerging industry standards and practices and competitive service offerings.

We could lose money on projects for which we set a fixed price.

         We currently bill for most of our services on a "time and materials" basis. However, we intend to increase the percentage of our work that is billed at a fixed price and the percentage of revenues from these fixed-price engagements. If we fail to estimate accurately the resources and time required for a project, to meet client expectations about the services to be performed, or to complete projects within budget, we will have cost overruns and, in some cases, penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We rely upon key strategic relationships.

         We have established a number of strategic relationships with leading hardware and software companies, some of which can be terminated on short notice by the parties. These relationships are not supported by written agreements. The loss of any one of these strategic relationships could deprive us of the opportunity to gain early access to leading-edge technology, market products cooperatively with the hardware or software company, cross-sell additional services and gain enhanced access to vendor training and support, which could have a material adverse effect on our business, financial condition and results of operations.

SmithAgency.com depends on key accounts.

         SmithAgency.com was dependent on St. Joseph Candler Health Systems and Enmark Stations for approximately 56% of its revenues during its fiscal year ended December 31, 1998 and approximately 36% of its revenues for the first nine months of 1999. Jews for Jesus accounted for approximately 30% of SmithAgency.com's revenues for the first nine months of 1999. St. Joseph Candler Health Systems terminated its account with SmithAgency.com in November 1999. If either of Enmark Stations or Jews for Jesus does not remain a significant customer of SmithAgency.com, there could be a material adverse effect on our business, financial condition and results of operations.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         We compete with advertising, video production and media duplication companies, many of whom are developing or can be expected to develop Internet strategies similar to ours. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services than we offer and have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

Protection of our intellectual property is limited and there is a risk of claims for infringement.

         We regard our copyrights, trademarks, trade secrets (including our methodologies, practices and tools), as important to our success. If others infringe or misappropriate our copyrights, trademarks or similar proprietary rights, our business could be hurt. In addition, although we do not believe that we are infringing the intellectual property rights of others, other parties might assert infringement claims against us. Such claims, even if not true, could result in significant legal and other costs and be a distraction to management. Protection of intellectual property rights in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with intellectual property will increase.

We depend on David Bawarsky and James Lobel and the loss of either of their services could harm our business.

         We place substantial reliance upon the efforts and abilities of David Bawarsky, our Chief Executive Officer, and James Lobel, the President of SmithAgency.com. The loss of the services of either of them could have a material adverse effect on our business, operations, revenues or prospects. We presently have employment agreements with each of them. Mr. Bawarsky's employment agreement expires on June 15, 2003. Mr. Lobel's employment agreement expires on October 30, 2002. We have no assurance, however, that upon the expiration of their respective employment agreements they will remain in our employ. We do not maintain and we do not intend to obtain key man insurance on the lives of Messrs. Bawarsky and Lobel.

We may be subject to government regulation in the future that could adversely affect our business.

         Our Internet-related business, and the Internet industry generally, is presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented that specifically impact our business. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional communications services with Internet communications. There can be no assurance that in the future, as the Internet market develops, regulation of certain activities on the Internet will not be implemented and that such regulation will not adversely impact our business and operations.

Our stock price is volatile.

         The market price of our common stock has been and is likely to continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, overall equity market conditions or other events or factors. Because our stock is more volatile than the market as a whole, our stock is likely to be disproportionately harmed by factors that significantly harm the market, such as economic turmoil and military or political conflict, even if those factors do not relate to our business. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

Trading in our common stock on the OTC Bulletin Board may be limited.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our securities and could limit your ability to sell your securities in the secondary market.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions that require a vote of our shareholders.

         Our directors and executive officers currently own approximately 50% of our outstanding common stock. Accordingly, management is in a position to influence significantly the election of our directors and all other matters that are put to a vote of our shareholders.

The exercise of options and warrants may adversely affect our stock price and your percentage of ownership.

         If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, there will be outstanding options and warrants to purchase 2,778,643 shares of common stock and pre ferred stock convertible into 18,643 shares of common stock, assuming that we issue a total of 1,000,000 warrants to Swartz under the Investment Agreement. The number of warrants that may be issued to Swartz under the Investment Agreement will fluctuate depending on the price at which we put shares to Swartz, which in turn will depend on the market price at the time of the puts. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise or conversion of stock options, warrants or other convertible securities that are presently outstanding or that may be granted in the future will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock and convertible preferred stock that will be outstanding after this offering.

Forward-looking statements

         This  prospectus  includes  "forward-looking"   statements  within  the
meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, the uncertainty of patent and proprietary rights, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. We undertake no obligation to announce publicly revisions we make to these forward- looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 Use of Proceeds

         We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we have received proceeds from the sale of shares that are presently outstanding, we will receive up to $20 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement and from the sale of shares to M.H. Meyerson & Co., Inc. upon the exercise of warrants issued to M.H. Meyerson & Co., Inc. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz and M.H. Meyerson & Co., Inc. for working capital and general corporate purposes, including acquisitions. To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

                           Price Range of Common Stock

         Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1997, 1998 and 1999 and the first quarter of 2000 through February 2, 2000. As of February 2, 2000, there were 412 holders of record of our common stock.

         The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common stock:


Year                                                  High Bid         Low Bid

1997

First Quarter                                           .32              .15
Second Quarter (April 1 through May 13)                 .14              .13
Second Quarter (May 14 through June 30)                1.69              .88
(after a 1 for 7 reverse split)
Third Quarter                                           .88              .25
Fourth Quarter                                          .31              .13

1998

First Quarter                                           .40              .10
Second Quarter                                          .38              .11
Third Quarter                                           .40              .22
Fourth Quarter                                          .69              .38

1999

First Quarter                                         1.57              .44
Second Quarter                                        2.00             1.06
Third Quarter                                         1.81              .63
Fourth Quarter                                        1.625             .375

2000
Quarter (through February 2)                          1.813            1.375


                                 Dividend Policy

         We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations

Overview

         We provide businesses with communications services and products, including Internet, Intranet, Extranet, Web site and electronic media solutions, advertising, marketing and branding services, and related services. We offer a comprehensive range of communications solutions designed to improve clients' business processes. We provide professional services including strategic consulting, analysis and design, technology development, systems implementation and integration and audio and visual materials, including audio, video, CD and DVD-Rom. We also provide advertising, marketing and consulting services in the areas of strategic corporate and product positioning, corporate identity and product branding, new media, packaging, collateral systems, direct marketing, consumer and trade promotions and media placement services.

         QuikBIZ is a Nevada corporation. It was originally incorporated in 1984 in Utah under the name Sunwest Industries Inc. In 1994 it merged with International Training & Education Corp., changed its name to International Training & Education Corp. and became a Nevada corporation. In 1996 it changed its name to DigiMedia USA, Inc. In May 1997 it merged with Nitros Franchise Corporation and changed its name to Nitros Franchise Corporation. In July 1997 it changed its name to Algorhythm Technologies Corporation. In July 1998 it changed its name to QuikBIZ Internet Group, Inc.

         As a result of QuikBIZ's merger with Nitros Franchise Corporation in May 1997 and the change in management that accompanied the merger, QuikBIZ changed the focus of its business to the acquisition and development of Internet-related businesses and phased out its prior business, which consisted of developing computer based training courses for the law enforcement industry. In November 1997, QuikBIZ acquired A.D.S. Advertising Corp., doing business as The Smith Agency (now SmithAgency.com), and in July 1998 QuikBIZ acquired QuikBIZ Media.

        On July 1, 1998, we completed the acquisition of QuikBIZ Media. Accordingly, our financial statements have been presented to combine the consolidated financial statements of QuikBIZ Media and SmithAgency.com for the periods presented.

         Since the reverse merger with Nitros Franchise Corporation in May 1997, our operations have related primarily to recruiting personnel, raising capital, and completing the acquisitions of SmithAgency.com (November 1998), QuikBIZ Media (July 1998) and G & L Group (September 1999). Through December 31, 1998, we have derived our revenues from two of our wholly-owned subsidiaries:
SmithAgency.com and QuikBIZ Media. Revenues from wholly-owned subsidiaries represented 100% of our revenues for the year ended December 31, 1998.

         QuikBIZ's consolidated financial statements included SmithAgency.com for the twelve months ended December 31, 1998.

         On August 31, 1999, we completed the acquisition of substantially all of the assets of G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, and all of G&L Group's accounts receivable relating to its existing active clients. QuikBIZ's consolidated financial statements included G&L Group for the nine months ended September 30, 1999.

Results of Operations

         Our revenues have grown from $140,355 in 1997 to $2,142,414 in 1998 on an actual basis, but have declined from $8,085,000 to $7,458,000 in 1998 on a pro forma basis giving effect to our acquisitions.

         The consolidated December 31, 1998 financial statements included a net loss of $783,364, of which $410,970, or 52.5%, was non-cash and mainly attributable to acquisition costs, including goodwill, amortization expense and employee stock options. For the nine months ended September 30, 1999, we had earnings, before depreciation, amortization and interest expenses, of $14,345.

Sources of Revenues and Revenue Recognition

         QuikBIZ consolidates the financial statements of acquired entities beginning on the date QuikBIZ assumes effective control of those entities. Revenues primarily consist of advertising and multimedia productions. We derive our revenues from services performed under one of three pricing arrangements: retainer, time-and-materials and fixed-price.

         We bill and recognize revenues from retainer agreements on a monthly basis while the agreements are in effect. Retainer agreements are generally one year in length and include a renewal clause. Typically, retainer relationships with clients result in additional fixed-price and time-and-materials projects. Retainer fees currently represent a small percentage of our overall revenues, although revenues from clients with whom we have retainer relationships represent a substantial portion of our overall revenues. Consistent with our focus on long-term relationships, our goal is to increase our number of retainer-based arrangements.

         We bill and recognize revenues from time-and-materials projects on the basis of costs incurred in the period. We use a standardized estimation and work plan development process to determine the requirements and estimated price for each project. This process takes into account the type and overall complexity of the project, the anticipated number of personnel of various skill sets needed and their associated billing rates, and the estimated duration of and risks associated with the project. Management personnel familiar with the production process evaluate and price all project proposals.

         We recognize revenues from fixed-price projects using the percentage-of-completion method based on the ratio of costs incurred to the total estimated project costs. Fees are billed to the client over the course of the project. We estimate the price for fixed-price projects using the same methodology as time-and-materials projects. All fixed-price proposals must first be approved by a member of our senior management team.

         We report revenue net of reimbursable expenses. Our revenues and earnings are affected by a number of factors, including:

-    the amount of business developed from existing relationships;
-    our ability to meet the changing needs of the marketplace;
-    employee retention;
-    billing rates;
-    our ability to deliver complex projects on time; and
-    efficient utilization of our employees.

         Many of our business initiatives, including our acquisition strategy, are aimed at enhancing these factors.

         Our expenses include direct costs, sales and marketing, general and administrative, depreciation and amortization of tangible assets, and amortization of goodwill. Direct costs includes salaries, benefits and incentive compensation of billable employees and other direct costs associated with revenue generation. Selling, general and administrative expenses include the salaries and benefits costs of management and other non-billable employees, sales and marketing expenses rent, accounting, legal and operational costs. Depreciation and amortization expenses primarily include depreciation of technology equipment, furniture and fixtures and leasehold improvements. Amortization of goodwill expenses include charges for the excess of purchase price over net tangible book value of acquired companies. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.

Acquisition of Internet-Related Professional Services Firms

         In addition to organic growth, a key component of our overall growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services and products. We have acquired three companies since 1997 and intend to continue acquiring similar businesses.

         From July 1, 1997, to September 30, 1999, our staff increased from approximately two to approximately 33 employees.

         We evaluate acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and backlog of projects under contract. Qualitative factors include strategic and cultural fit, management skills, customer relationships and technical proficiency. We used our common stock as the primary consideration. We anticipate that we will use common stock and cash as the primary form of consideration for future acquisitions.

         We fully integrate all acquired companies into our operating organization. This integration includes business development, delivery of services, managerial and administrative support, benefits, purchasing and all other areas.

         All of our acquisitions have been accounted for using the purchase method. Under the purchase method, the financial data of the acquired entities are consolidated with our financial results from the effective dates of their acquisition. For each acquisition, a portion of the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values on the acquisition date. The remaining unallocated portion of the purchase price is allocated to intangible assets, primarily goodwill, and amortized on a straight-line basis over the estimated period of benefit, which is currently 10 years. We evaluate the period of benefit on a company- by-company basis. For the year ended December 31, 1998 and the nine months ended September 30, 1999, amortization of goodwill expense was $67,373 and $54,969, respectively. We expect to incur additional acquisition-related amortization expenses as a result of our acquisition program.

Comparison of the Fiscal Years 1997 and 1998

         The following discussion relates to our actual operating results for the periods noted. The operating results discussed include the operations of acquired companies from the effective dates of their acquisitions. Given that each year includes revenues and expenses from new acquisitions, we believe that the operating results for 1998 are not directly comparable to the operating results for 1997.

         Revenues. Revenues were $140,355 in 1997 and grew to $2,142,414 in 1998, an increase of approximately 1,426%. The increase in revenues reflected the acquisitions of SmithAgency.com in November 1997 and QuikBIZ Media in July 1998.

         Direct Costs. Direct salaries and costs were $126,703 in 1997 and grew to $1,753,877 in 1998, an increase of approximately 1,284%. Direct costs represented approximately 82% and 90% of revenues in 1998 and 1997, respectively. The increase in direct costs as a percentage of revenues in 1998 compared to 1997 was primarily due to acquisitions.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were $127,635 in 1997 and grew to $1,023,831 in 1998, an increase of 702%. Selling, general and administrative expenses represented approximately 48% of revenues in 1998 and 91% in 1997. The increase in selling, general and administrative expenses in absolute dollar terms and as a percentage of revenues in 1998 compared to 1997 was the result of our acquisitions and increases in expenses in anticipation of future growth, including rent and other expenses incurred in offices acquired through our acquisitions of SmithAgency.com and QuikLAB and the hiring of additional employees.

         Amortization of Goodwill. Amortization of goodwill was $11,062 in 1997 and $67,373 in 1998. The increase in amortization of goodwill was the result of there being only two months of amortization in 1997 and 12 months of amortization in 1998.

         Depreciation and Amortization. Depreciation and amortization expenses were $74,687 in 1997 and grew to $121,590 in 1998, an increase of approximately 63%. Depreciation and amortization expenses represented approximately 6% of revenues in 1998 and 53% of revenues in 1997. The increases from year to year were related to the investment in, and related depreciation of, technology equipment, furniture and fixtures, and leasehold improvements, and the depreciation of the assets of the companies we acquired.

Comparison of the Nine Months Ended September 30, 1998 and September 30, 1999

         Revenues. Revenues were $1,700,284 for the nine months ended September 30, 1998 and grew to $3,258,056 for the nine months ended September 30, 1999, an increase of approximately 92%. The increase in revenues reflected our acquisitions over the period, growing demand for Internet professional services and the introduction of new strategic, creative and technology services to the marketplace.

         Direct Costs. Direct costs were $1,430,252 for the nine months ended September 30, 1998 and grew to $2,048,058 for the nine months ended September 30, 1999, an increase of approximately 43%. As a percentage of revenues, direct costs declined from approximately 84% for the nine months ended September 30, 1998 to approximately 63% for the nine months ended September 30, 1999.

         Selling General and Administrative Expenses. Selling, general and administrative expenses were $700,398 for the nine months ended September 30, 1998 and grew to $1,312,344 for the nine months ended September 30, 1999, an increase of approximately 87%. As a percentage of revenues, selling, general and administrative expenses decreased slightly from approximately 41% for the nine months ended September 30, 1998 to approximately 40% for the nine months ended September 30, 1999. The decrease in percentage terms was primarily attributable to improved economies of scale. The increase in selling, general and administrative expenses in absolute dollar terms was the result of the expansion of our infrastructure.

         Depreciation and Amortization. Depreciation and amortization expenses were $110,663 for the nine months ended September 30, 1998 and decreased to $88,302 for the nine months ended September 30, 1999, a decrease of approximately 20%. As a percentage of revenues, depreciation and amortization represented approximately 7% of revenues in the nine months ended September 30, 1998 and approxi mately 3% of revenues in the nine months ended September 30, 1999.

Liquidity and Capital Resources

         Since inception, we have funded our operations and investments in property and equipment through cash from operations, equity financings, borrowings from commercial banks and capital leases.

         Our cash and cash equivalents were $2,310 at December 31, 1997 and $18,059 at December 31, 1998, and our cash balance was $82,290 at September 30, 1999. Cash used in operating activities of $78,747 in 1997, $191,403 in 1998 and $212,353 in the nine months ended September 30, 1999 was augmented by net proceeds from financing activities of $41,916 in 1997, $132,837 in 1998 and $287,205 in the nine months ended September 30, 1999, and net cash provided by investing activities of $7,062 in 1997 and $74,315 in 1998, but reduced by cash used in investing activities of $10,621 in the nine months ended September 30, 1999.

         On July 9, 1999 we entered into an investment agreement with Swartz to raise up to $20 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions. The agreement is for a three-year period ending July 9, 2002.

         We have incurred recurring operating losses and negative cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Year 2000 Compliance

         The Year 2000 problem is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all. If not corrected, this could result in system failures or miscalculations that could result in service or other interruptions. To date, we have not experienced any significant Year 2000 problems.

         Testing and compliance monitoring as part of our Year 2000 program will continue into 2000 to ensure proper leap year operations and that system changes and additions are Year 2000 compliant.

                                    Business

         QuikBIZ Internet Group, Inc. is a Nevada corporation. It was originally incorporated in 1984 in Utah under the name Sunwest Industries Inc. In 1994 it merged with International Training & Education Corp., changed its name to International Training & Education Corp. and became a Nevada corporation. In 1996 it changed its name to DigiMedia USA, Inc. In May 1997, it merged with Nitros Franchise Corporation and changed its name to Nitros Franchise Corporation. In July 1997, QuikBIZ changed its name to Algorhythm Technologies Corporation. In July 1998, its name was changed to QuikBIZ Internet Group, Inc.

         As a result of QuikBIZ's merger with Nitros Franchise Corporation in May 1997 and the change in management that accompanied the merger, QuikBIZ changed the focus of its business to the acquisition and development of Internet-related businesses. QuikBIZ phased out its prior business, which consisted of developing computer-based training courses for the law enforcement industry. In November 1997, QuikBIZ acquired A.D.S. Advertising Corp., doing business as The Smith Agency (now SmithAgency.com, Inc.), and in July 1998, QuikBIZ acquired QuikBIZ Media.

         Through its QuikBIZ Mall division and its principal subsidiaries, QuikBIZ Media and SmithAgency.com, QuikBIZ is developing several complimentary Internet-oriented businesses.

         The QuikBIZ Mall. The QuikBIZ Mall is a virtual mall for "business to business" corporate communications. The QuikBIZ Mall enables businesses to browse virtual, service-oriented specialty stores and order services on-line. The services offered through the QuikBIZ Mall include Internet television and radio services, advertising services and presentation services. We expect that duplication services will also be offered through the Mall in the near future. All of our subsidiaries and business units, as well as certain strategic partners, are "tenants" in the QuikBIZ Mall. We create each merchant store and purchase products directly through "drop-ship" vendors. The vendors bill us for products or services purchased at the Mall and we bill the purchasers. Each store has its own separate URL and is marketed independently of the mall. There are presently 11 stores on the Mall: M2 PressWIRE, Media Furnishings, QuikBIZ Media, Quoteit.com, The Presentation Shop, Pro-Tape Outlet, SmithAgency.com, Cables and Bits, BizBookStop, Cdsupplies.com and LCD Mart. We own all of the stores except M2 PressWIRE.

         Today, the majority of corporate communication products and services are offered through traditional marketing channels, including audio/video dealers and catalog/mail order houses. The QuikBIZ Mall provides much more than the traditional marketing channels of selling products and service. The site offers businesses greater product selection, product comparison, discount pricing, one- stop shopping, easy ordering and fast shipping.

         QuikBIZ Media. QuikBIZ Media is a retail, business-oriented, multimedia production facility. It offers a wide variety of audio, video, multimedia and Internet services and products to businesses, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikBIZ Media produces and assists companies in creative content for all types of corporate communications including sales, training, public relations and promotion. QuikBIZ Media provides services in the development of Internet and Intranet sites, interactive media, video and audio production, video and audio digital encoding, animation, video/audio/CD duplication and media package design and collateral materials. Most of the services offered through QuikBIZ Media are done in-house. We offer free pick-up, free delivery and same day service. More than 70% of QuikBIZ Media's clientele are businesses using electronic media for sales, training, public relations, promotion and corporate communications.

QuikBIZ Media also acts as a service bureau, providing services for all formats of audio/visual and interactive media.

         QuikBIZ Media has been operating a multimedia center in Fort Lauderdale, Florida since 1991. It has developed and tested proprietary systems for operating retail multimedia centers and plans to open retail multimedia centers in major cities in the United States during the next three years. QuikBIZ Media served over 9,000 clients within the last four years. QuikBIZ Media was founded by its President, David Bawarsky, who is the Chief Executive Officer and Chairman of QuikBIZ.

         Quoteit.com. Quoteit.com is an Internet site created and operated by QuikBIZ Media that enables businesses, non-profit corporations, and government agencies to shop for media duplication services on-line. Visitors to the site can name their own price for any quantity of audio, video, CD-Rom, digital video disc (DVD) and diskette duplication services. QuikBIZ Media provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States. Potential vendors are approved through an application process. If a vendor is approved, it becomes part of a pool of vendors that we approach with the consumer's bid price.

         SmithAgency.com. SmithAgency.com is a full service agency specializing in advertising and public relations services. SmithAgency.com has been in business since 1983.

         SmithAgency.com offers a broad range of services to its clients, including television and radio commercial development and production, print advertisement development and production, direct marketing, promotions, general image advertising, design services and Internet site design. The traditional marketing services offered by SmithAgency.com include the development and planning of the advertising, including creative design and production of the advertisements, media research, planning and buying of space and time, and market research. SmithAgency.com has created a separate division, called Pix'l Creative, to provide advertising, marketing and public relations services on a per-project basis. The Pix'l Creative division will operate an e-commerce web site that will be linked to the QuikBIZ Mall.

         Direct marketing and promotions offered by SmithAgency.com include direct mail, direct response and 800 number services, as well as on-line marketing. The development and the design of interactive campaigns are part of the promotion aspect of the agency's business.

         General image advertising focuses on the company or organization as a whole and not on a specific product. This "branding" effort is an important element in building consumer confidence.

         SmithAgency.com represents clients in a wide variety of industries, including healthcare, automotive, consumer packaged goods, entertainment and the food industry.

Recent Events

         On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, as well as all of G&L Group's accounts receivable relating to its existing active clients. The accounts receivable we acquired totaled approximately $500,000. In consideration for G&L Group's assets, we agreed to pay G&L Group $610,000, payable in shares of our common stock, and we assumed approximately $750,000 of G&L Group's liabilities. We issued 366,000 shares of common stock to G&L Group on September 1, 1999, valued for purposes of the transaction at $1.25 per share, and we are obligated to issue another 122,000 shares within one year. In connection with the acquisition, James Lobel, the president of G&L Group, entered into a three year employment agreement with us and agreed to become the president of SmithAgency.com.

Competition

         The QuikBIZ Mall. There are presently a limited number of Internet sites focusing specifically on corporate communication products and services. These Internet sites fall under three types: manufac turers' websites, dealers' websites, and business portal websites.

         Manufacturers of communication products who have websites generally do not offer their products directly to the end user through the websites. These manufacturers use traditional marketing channels such as local audio/visual dealers, wholesalers and catalog houses to sell their products. Manufacturers generally use their websites only to disseminate product and dealer information.

         Most dealers and vendors of communication products market to production companies, schools and government agencies. Very few dealers market directly to businesses, and many of these dealers presently do not offer on-line ordering. Local retail outlets for these products and services are extremely rare. Nevertheless the opportunity exists, since businesses spend billions each year using electronic media equipment and supplies for sales, marketing, training, communication and other uses.

         Business portals that provide business information generally have limited offerings of communications products and services. Business portals that offer some e-commerce products usually just redirect purchasers through hot links to third-party merchant websites.

         Other virtual shopping malls group products and/or virtual stores together but send consumers to individual merchants' websites to complete the purchase. The problem with this is that once consumers are redirected to other sites, they start to go direct, bypassing the original referring site.

         The QuikBIZ Mall will receive a gross profit percentage from each sale ranging from 5% to 40%, after discounting. QuikBIZ deals directly with its suppliers, buying at greatly discounted prices, providing higher profit percentages than most other virtual malls. Most other virtual malls are middlemen, collecting commissions from banner ads and click-through and re-direct referrals. These types of commissions are generally low, ranging from 3% to 15% of the sale.

         QuikBIZ Media. Many businesses compete with QuikBIZ Media in some aspects of the video, multimedia and the Internet industries. This competition includes traditional video production facilities, cable companies, television stations, duplication facilities, ISP companies, web development companies, ad agencies and service bureaus. Most of QuikBIZ Media's competitors operate from office buildings or warehouses. Some limit their services to commercial or trade clients only; others are even more specialized.

         QuikBIZ Media is different from most of its competition because it operates in a convenient retail setting, with retail walk-in hours, and caters to businesses, schools, universities, government agencies, non-profit organizations, religious organizations and consumers. As a full service, retail multimedia showroom, QuikBIZ Media's retail shops provide an alternative to visiting several different, unrelated facilities to complete a multimedia project.

         SmithAgency.com.

         The marketing and communications industry is very competitive and is expected to remain so. SmithAgency.com's primary competitors are the advertising firms in the southeastern United States, but SmithAgency.com also faces competition from small- to mid-size firms in cities around the country. Competition in the advertising industry is based upon creativity, knowledge of media, ability to service a client, financial controls and "chemistry" with the client. Firms that have focused primarily in public relations are beginning to accept assignments for non-public relations work. The Internet appears to be giving rise to an influx of competitors who are not necessarily trained in the traditional aspects of the advertising industry.

Government Regulation

         Our Internet-related businesses, including the QuikBIZ Mall, are presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented in the future that specifically impact our Internet-related businesses. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information, security and the convergence of traditional communications services with Internet communications.

         The advertising services produced by SmithAgency.com are subject to the Federal Trade Commission Act and the regulations of the Federal Trade Commission. The FTC Act proscribes false advertising, misleading and unfair advertising and similar practices.

Employees

         QuikBIZ has two employees, QuikBIZ Media has 17 employees and SmithAgency.com has 16 employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Litigation

         QuikBIZ Media is a defendant in a lawsuit filed in June 1999 in the Circuit Court of the Seventeenth Judicial Circuit, in Broward County, Florida. The plaintiff, Lynda V. McGlawn, is seeking to collect a debt resulting from the assignment to her by Telephonetics International, Inc. of a debenture of QuikBIZ Media in the amount of $110,000. QuikBIZ Media previously filed a separate action in the Circuit Court against Telephonetics International, Inc. alleging, among other things, that QuikBIZ Media was fraudulently induced to execute the debenture. QuikBIZ Media is currently seeking to have the two lawsuits consolidated.

Properties

         Our subsidiaries lease the following properties:

       Subsidiary                  Location                   Area              Yearly Rent          Termination Date
       ----------                  --------                   ----              -----------          ----------------
SmithAgency.com           6801 Powerline Road            10,000 square            $6,500                8/31/2004*
                          Ft. Lauderdale, FL                  feet
                          33309

SmithAgency.com           5310 N.W. 33rd                  2,746 square            $3,098                1/31/2001
                          Ave., Ste. 212                     feet**
                          Ft. Lauderdale, FL
                          33309

QuikBIZ Media             2121 W. Oakland                 6,700 square            $7,575                2/01/2006
                          Park Blvd., Suite 8                 feet
                          Ft. Lauderdale, FL
                          33311

------------------------------------


* SmithAgency.com has an option to renew this lease for an additional three-year term.

**   SmithAgency.com has sublet this space to a third party.

         We  are  consolidating  the  operations  of   SmithAgency.com  at  6801
Powerline Road in Ft. Lauderdale and expect to sublet the offices at 5310 N.W. 33rd Avenue in Ft. Lauderdale in the near future.

                              Selling Shareholders

         The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of January 31, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. Except for Kirk J. Girrbach and Andrew Smith, each of whom is a director and former officer of QuikBIZ, none of the selling shareholders currently is an affiliate of ours and none of them has had a material relationship with us during the past three years. Except for M.H. Meyerson & Co., Inc., which is a registered broker-dealer, none of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.

                                                                                            Shares Beneficially
                                       Number of Shares                                            Owned
                                          Beneficially                                      After Offering (1)
                                             Owned                 Number of            Number
               Name                     Before Offering          Shares Offered         of Shares        Percentage
               ----                    ----------------          --------------         ---------        ----------
Swartz Private Equity,   LLC               17,000,000          17,000,000(2)                 0              0
M.H. Meyerson & Co., Inc.                     600,000               600,000                  0              0
Craig Baldwin                                   4,044                 4,044                  0              0
James Brakefield                               40,000                40,000                  0              0
Patrick Comer                                  12,500                12,500                  0              0


                                                                                            Shares Beneficially
                                       Number of Shares                                            Owned
                                          Beneficially                                      After Offering (1)
                                             Owned                 Number of            Number
               Name                     Before Offering          Shares Offered         of Shares        Percentage
               ----                    ----------------          --------------         ---------        ----------
C. J. Comu                                 20,000                    20,000                  0             0
Joseph V. George                            8,250                     8,250                  0             0
John E. Girrbach                            80,162                   80,162                  0             0
Kirk J. Girrbach                           980,828(4)               212,130          768,698(4)           2.6%
Todd Green                                  20,000                   20,000                  0             0
David Gubbay                                20,000                   20,000                  0             0
Hotel Europe                                20,000                   20,000                  0             0
Tim Iverson                                 50,000                   10,000             40,000             *
Gyorgy Katz                                 92,000                   92,000                  0             0
Peter Kertes                               139,423                  139,423                  0             0
Renee Kertesz                              125,000                  125,000                  0             0
Lloyd Mandell                               33,000                   28,000              5,000             *
Charles Robb                               204,044                    4,044            200,000             *
Andrew D. Smith                          2,335,050(4)                22,500        2,312,550(4)           5.2%

------------------------------------


*        Less than one percent.

(1) Assumes that all of the offered shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

(2) Represents shares of common stock that we may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of options issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

(3) Includes 130,000 shares of common stock issuable upon exercise of outstanding options. Does not include an aggregate of 218,000 shares of common stock held by several adult members of Mr. Girrbach's family. Mr. Girrbach disclaims beneficial ownership of the shares held by such persons.

(4) Does not include 400,000 shares of common stock owned by Mr. Smith's parents, Howard and Elaine Smith. Andrew D. Smith disclaims beneficial ownership of the shares held by Howard and Elaine Smith.

Amended and Restated Investment Agreement

         On July 9, 1999, we entered into an Investment Agreement with Swartz, which was subsequently amended and restated as of July 9, 1999. The amended and restated Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $20 million from time to time during the three-year period ending on July 9, 2002. Each election by us to sell stock to Swartz is referred to as a put right.

         Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 82.5% of the closing bid price of our com mon stock on the date on which we give Swartz advance notice of our exercise of a put right. The num ber of common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day we exer cise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, or 9.9% of the total number of shares of common stock that would be outstanding upon completion of the put.

         For each share of common stock, Swartz will pay us the lesser of:

                  o        the market price for such share, minus $.10, or
                  o        91% of the market price for the share;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

         Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

         Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

         o we have announced or implemented a stock split or combination of our common stock;
         o        we have paid a common stock dividend;
         o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
         o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of QuikBIZ.

         Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

         Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         o we discover an undisclosed material fact relevant to Swartz's investment decision;
         o the registration statement registering resales of the common shares becomes ineffective; or
         o        our shares are delisted from the then primary exchange.

         If a put is canceled, it will continue to be effective, but the pricing period for the put will termi nate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

         Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

         Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

         Restrictive covenants. During the term of the Investment Agreement and for a period of 90 days after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

         Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 90 days after the Investment Agreement is terminated.

         Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

Additional Securities Being Registered

         In July 1998 we issued 200,000 shares of common stock to Kirk J. Girrbach pursuant to an employment agreement between Mr. Girrbach and one of our subsidiaries. In February 2000 we issued 12,130 shares to Mr. Girrbach in payment for $8,100 of accrued legal fees and disbursements relating to his services as our general counsel from July 1998 to March 1999. Mr. Girrbach is reimbursing us for the SEC filing fees that we are paying to include his shares on the registration statement of which this prospectus is a part.

         On various dates between May 1997 and August 1999, Kirk J. Girrbach sold an aggregate of 159,000 shares of common stock in private transactions to James Brakefield, Charles Robb, Joseph V. George, Craig Baldwin, Andrew D. Smith and John E. Girrbach. John E. Girrbach is Kirk Girrbach's brother. All of these shares are being registered for resale on behalf of the purchasers. Mr. Girrbach is reimbursing us for the SEC filing fees that we are paying to include these shares on the registration statement of which this prospectus is a part.

         On July 14, 1998, we issued warrants to M.H. Meyerson & Co., Inc. to purchase 600,000 shares of common stock in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003.

         On February 17, 1999, we sold 76,923 shares of common stock to Peter Kertes at a price of $.78 per share. On August 20, 1999, we sold 100,000 shares of common stock to Renee Kertesz at a price of $.50 per share and 64,000 shares of common stock to Gyorgy Katz at a price of $.50 per share.

         On December 13, 1999, we issued 50,000 shares of our common stock to Tim Iverson in consideration for certain website consulting services to be provided by Mr. Iverson. 10,000 of those shares are being registered for resale by Mr. Iverson.

         On February 3, 2000, David Bawarsky, our President, Chief Executive Officer, Chief Financial Officer and director, sold an aggregate of 228,000 shares of common stock in private transactions to Peter Kertes, Renee Kertesz, Patrick Comer, Gyorgy Katz, Hotel Europe, C. Jay Comu, Lloyd Mandell, Todd Green and David Gubbay. All of these shares are being registered for resale on behalf of the purchasers. Mr. Bawarsky is reimbursing us for the SEC filing fees that we are paying to include these shares on the registration statement of which this prospectus is a part.

                              Plan of Distribution

         Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker- dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

         Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

         We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

         Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         Except for the SEC filing fees for which we are being reimbursed by Messrs. Bawarsky and Girrbach, we are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                   Management

         The following persons are our current directors, executive officers and significant employees:

         Name                    Age       Position
         ----                   ----       ---------

         David Bawarsky          44        President, Chief Executive
                                           Officer, Chief Financial
                                           Officer and Director

         Kirk J. Girrbach        41        Director

         Dr. Bohdan Moroz        61        Director

         James Lobel             55        President of SmithAgency.com

         David Bawarsky has served as our Chief Executive Officer since May 1997, as a director since March 1997 and as our President, Chief Financial Officer and Treasurer since December 1999. He also served as President from May 1997 to November 1997. Mr. Bawarsky served as President of our wholly- owned subsidiary, QuikLAB, since 1991, when he founded QuikLAB. From July 1997 to March 1998, Mr. Bawarsky served as President and a director of Tlephonetics International, Inc., a company engaged in the business of telephone advertising. Mr. Bawarsky was a consultant to QuikBIZ from 1995 to May 1997. From 1991 to 1997 Mr. Bawarsky was Vice President of Videotape Supply Company, Inc., a company engaged in the business of manufacturing video tapes. He was also an independent video consultant from 1990 to 1997.

         Kirk J. Girrbach has served as a director since April 1998. He served as Treasurer from April 1998 to December 1999. Mr. Girrbach is a lawyer and since 1990 has conducted a law practice in Ft. Lauderdale, Florida, concentrating in the areas of securities, construction, contracts and real estate law. From November 1991 to May 1997, Mr. Girrbach served as President and director of QuikBIZ. From December 1985 to November 1994 he was a police officer and detective with the Ft. Lauderdale Police Department.

         Dr. Bohdan Moroz has served as a director since November 1997. Since 1982, he has been a licensed and practicing psychiatrist at Holy Cross Hospital in Ft. Lauderdale, Florida. He is a member of the American Medical Association, Canadian Royal College of Physical Medicine & Rehabilitation, American Congress of Physical Medicine & Rehabilitation, and the Broward County Medical Association.

         James Lobel has served as President of SmithAgency.com since September 1, 1999. He was the President of G&L Group from 1989, when he founded G&L Group, to August 31, 1999. He was the Treasurer of Harvey Studios, Inc., an advertising design firm, from 1983 to 1989. He was selected as a Business Leader in Advertising & Public Relations by The Daily Business Review in 1994 and was named "Adman of the Year" in 1998 by the Ft. Lauderdale Ad Club.

                             Executive Compensation

         The following table lists the cash remuneration paid or accrued during 1998, 1997 and 1996 to Messrs. Bawarsky and Andrew Smith, who served as our President until October 1999. Except for Messrs. Bawarsky and Smith, none of our executive officers received compensation of $100,000 or more from us in 1998.

                           Summary Compensation Table

      Name and Principal                                                        Other Annual      Securities Underlying
           Position                Year         Salary($)       Bonus($)      Compensation($)           Options(#)
          ----------               ----         ---------       --------      ---------------          -----------
David Bawarsky                     1998         87,501(1)          0              13,800(2)             200,000
President and Chief
Executive Officer

                                   1997              0             0                   0                300,000

Andrew Smith                       1998        100,000             0                   0                      0
Former President                   1997         16,500             0               1,500(3)             200,000

----------------

(1) $34,617 of this amount has been deferred and will be paid in the form of shares of common stock, valued at market price on the date of issue.

(2) Consists of $5,200 life insurance premiums and $8,600 of automobile lease and insurance payments.

(3)  Consists of $1,500 of automobile lease and insurance payments.


         The following table shows options to purchase common stock granted to Messrs. Bawarsky and Smith during 1998.

                              Option Grants in 1998

                                   Number of
                                  Securities            % of Total Options
                              Underlying Options        Granted To Employees
           Name                      Granted(#)             In Fiscal Year         Exercise Price      Expiration Date
           ----               -----------------      ---------------------         --------------      ---------------
David Bawarsky                      200,000                     100%                   $.002              6/16/2000

Andrew Smith                          -0-                       -0-                     N/A                  N/A


         The following table shows the aggregate number of options to purchase common stock held by Messrs. Bawarsky and Smith, and the value of such options at December 31, 1998. Neither Mr. Bawarsky nor Mr. Smith exercised any options in 1998.


                           1998 Year-End Option Values

                                                                                  Value of securities underlying
                                  Number of securities underlying               unexercised in-the-money options at
          Name                unexercised options at December 31, 1998                 December 31, 1998(1)
          ----                ----------------------------------------                ---------------------
                               Exercisable             Unexercisable            Exercisable           Unexercisable
                               -----------             -------------            -----------           -------------
David Bawarsky                    500,000                    0                   $219,600                   $0

Andrew Smith                      200,000                    0                   $105,600                   $0

-------------
(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $.53, the average of the high and low bid prices of the common stock on December 31, 1998.

Director Compensation

         We granted options to purchase 30,000 shares of common stock at a price of $.002 per share to each of Kirk J. Girrbach and Dr. Bohdan Moroz in June 1998 as compensation for their services as directors during 1998. The options were fully vested upon grant. Directors who were also employees did not receive any compensation for their services as directors in 1998. We have not yet determined how our non-employee directors will be compensated in 1999.

Employment Agreements

         QuikLAB has an employment agreement with David Bawarsky, dated June 16, 1998 and expiring June 15, 2003, pursuant to which Mr. Bawarsky serves as Chairman, President and Chief Executive Officer of QuikLAB. QuikBIZ assumed QuikLAB's obligations under the employment agreement when QuikBIZ acquired QuikLAB in July 1998. Mr. Bawarsky's employment agreement provides for a present base annual salary of $210,000 and a non-accountable expense allowance of $25,000 per year. The employment agreement also provides a customary benefits package, including two automobiles and term life insurance, payable to Mr. Bawarsky's beneficiaries, in the amount of $2,000,000, and term life insurance on the life of Mr. Bawarsky's wife in the amount of $500,000 payable to Mr. Bawarsky. Mr. Bawarsky's employment agreement prohibits him from competing with QuikLAB during the term of the agreement or disclosing confidential information or trade secrets of QuikBIZ in any unauthorized manner at any time. If QuikBIZ terminates Mr. Bawarsky's employment or changes his duties without his consent, QuikBIZ will be obligated to pay Mr. Bawarsky severance pay of $2,000,000. Under his employment agreement, Mr. Bawarsky is entitled to receive an annual performance incentive bonus based upon the net profits of QuikLAB, as follows:

                                               Percentage of Net Profits
               Net Profits of QuikLAB          Payable to Executive
               ----------------------          --------------------
               $0 to $149,000                        10%
               $150,000 to $299,000                  15%
               $300,000 or greater                   20%

         SmithAgency.com has an employment agreement with James Lobel, dated August 31, 1999 and expiring August 31, 2002, pursuant to which Mr. Lobel serves as President of SmithAgency.com. Mr. Lobel's employment agreement provides for a present base annual salary of $120,000 per year, a non- accountable expense allowance of $10,000 for the first year of the agreement, $40,000 worth of common stock of QuikBIZ, and a customary benefits package, including an automobile. Pursuant to a separate Noncompete/Nondisclosure agreement, Mr. Lobel is prohibited from competing with SmithAgency.com during the term of the agreement and for three years after termination of the agreement and from disclosing confidential information or trade secrets of SmithAgency.com in any unauthorized manner during such time. Mr. Lobel is entitled to receive a performance bonus equal to 10% of SmithAgency.com's net profits, subject to a maximum of $250,000 per year, payable at his option in cash or common stock of QuikBIZ.

                             Principal Shareholders

         The following table sets forth certain information regarding beneficial ownership of our common stock as of February 3, 2000 by (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of February 3, 2000 have been included in the table.

        Name and Address of                    Shares Beneficially                     Shares Beneficially
          Beneficial Owner                 Owned Prior to the Offering               Owned After the Offering
        --------------------             ---------------------------------------------------------------------------------
                                       Number of Shares        Percent         Number of Shares      After Offering
                                       ----------------        -------         ----------------      --------------
David Bawarsky                           5,450,867(1)            36.9%           5,450,867(1)           1.8%
6184 Vista Linda Lane
Boca Raton, Florida 33433

Kirk J. Girrbach                           980,828(2)             6.8%           768,698(2)             2.6%
6550 N. Federal Highway
Ft. Lauderdale, Florida 33308

Dr. Bohdan Moroz                           497,857(3)             3.5%           497,857(3)             1.7%
250 Compass Drive
Ft. Lauderdale, Florida 33308

Andrew D. Smith                          2,335,050(4)            16.4%         2,312,550(4)             7.9%
20955 Vieto Terrace
Boca Raton, Florida 33433

Anthony J. Ard                           1,000,000(5)             7.0%         1,000,000(5)             3.4%
240 S.E. 28th Avenue
Pompano Beach, Florida 33062

Officers and directors as a group        6,929,552(1)(2)(3)      46.4%         6,717,422(1)(2)(3)      22.4%
(3 persons)

--------------------------

(1) Includes 500,000 shares of common stock issuable upon exercise of outstanding options. Does not include 25,000 shares of common stock owned by Mr. Bawarsky's father, Henry Bawarsky. David Bawarsky disclaims beneficial ownership of the shares held by Henry Bawarsky.

(2) Includes 130,000 shares of common stock issuable upon exercise of outstanding options. Does not include an aggregate of 218,000 shares of common stock held by several adult members of Mr. Girrbach's family. Mr. Girrbach disclaims beneficial ownership of the shares held by such persons.

(3) Includes 30,000 shares of common stock issuable upon exercise of outstanding options, 25,000 shares held by Dr. Moroz' wife and 11,428 shares held by Dr. Moroz' son.

(4) Does not include 400,000 shares of common stock owned by Mr. Smith's parents, Howard and Elaine Smith. Andrew Smith disclaims beneficial ownership of the shares held by Howard and Elaine Smith.

(5) Does not include 20,000 shares held by Mr. Ard's brother, Michael Ard. Anthony J. Ard disclaims beneficial ownership of the shares held by Michael Ard.

                              Certain Transactions

         On February 7, 2000, we issued 200,000 shares of common stock to Kirk
J. Girrbach pursuant to an employment agreement dated April 13, 1998 between Mr. Girrbach and Capital Network of America, Corp., a subsidiary of QuikBIZ that is now dormant.

         On August 31, 1999, we completed the acquisition of substantially all of the assets of G&L Group, of which James Lobel was the president and a principal stockholder. In consideration for G&L Group's assets, we agreed to pay G&L Group $610,000, payable in shares of our common stock, and we assumed approximately $750,000 of G&L Group's liabilities. We issued 366,000 shares of common stock to G&L Group on September 1, 1999, valued for purposes of the transaction at $1.25 per share, and we are obligated to issue another 122,000 shares within one year. In connection with the acquisition, Mr. Lobel entered into a three year employment agreement with us and agreed to become the president of SmithAgency.com.

         We entered into an agreement with Kirk J. Girrbach, dated July 15, 1998, pursuant to which we retained Mr. Girrbach as corporate counsel. Mr. Girrbach is no longer our counsel. We agreed with Mr. Girrbach that Mr. Girrbach's compensation (at the rate of $200 per hour) and reimbursement for costs would be payable in shares of QuikBIZ common stock valued at market price on the date of grant. On February 3, 2000, we issued an aggregate of 12,130 shares of common stock to Mr. Girrbach in payment for $8,100 of accrued fees and disbursements.

         On July 9, 1998, we acquired QuikLAB from David Bawarsky, our present Chief Executive Officer and the then sole shareholder of QuikLAB. Pursuant to the acquisition agreement, the outstanding shares of QuikLAB were canceled and 500,000 shares of common stock of QuikLAB were issued to us. In consideration for such shares, we assumed QuikLAB's obligations to Mr. Bawarsky under his employment agreement with QuikLAB and agreed that if by July 9, 2001 QuikLAB doubles its $100,000 net profit for 1996, we will issue options to Mr. Bawarsky to purchase a total of 2,800,000 shares of common stock, exercisable for five years at a price of $.002 per share. In connection with our assumption of Mr. Bawarsky's employment agreement, we issued options to Mr. Bawarsky to purchase 200,000 shares of QuikBIZ common stock, exercisable for two years from the date of issue at a price of $.002 per share. The acquisition agreement also provided that Mr. Bawarsky would be entitled to elect to have his annual performance incentive bonus paid in shares of QuikBIZ common stock. The acquisition agreement also required that our board of directors consist of two persons, Mr. Bawarsky and Andrew Smith, and contained our agreement that Mr. Bawarsky will serve as our Chairman and Chief Executive Officer. Mr. Bawarsky has waived the provision of the acquisition agreement limiting the board of directors to two persons.

         On June 25, 1998, we borrowed $50,000 from Cella Reyes, the wife of Dr. Bohdan Moroz, pursuant to a promissory note due June 25, 1999 and bearing interest at 12% per annum. In consideration for the loan, on June 26, 1999 we issued warrants to purchase 25,000 shares of common stock at a price of $.17 per share to Ms. Reyes. The warrants were exercised on June 25, 1999. We repaid the note in full prior to the maturity date and applied $4,250 of the accrued interest on the note to the exercise price of the warrants.

         On November 7, 1997, we acquired SmithAgency.com from Andrew Smith, our former President. Pursuant to the acquisition agreement, all of the outstanding shares of SmithAgency.com were canceled, SmithAgency.com issued 6,500 shares of its common stock to us and we issued 2,300,000 shares of our common stock to Andrew Smith. Pursuant to the acquisition agreement, we caused

SmithAgency.com to enter into an employment agreement with Mr. Smith and, in connection with such employment agreement, we issued options to Mr. Smith to purchase 200,000 shares of our common stock, exercisable for two years at a price of $.002 per share. The employment agreement was terminated as of October 28, 1999.

         In July 1997, in exchange for 1,000,000 shares of common stock, we acquired the rights to the name "Algorythm Technologies International Inc." from Telephonetics International, Inc. David Bawarsky, who was our President and one of our directors at the time of the transaction, and Alan J. Kvares, who was one of our directors at the time of the transaction, were the controlling shareholders and principal officers of Telephonetics International, Inc. We returned the rights to the name "Algorythm Technologies International, Inc." to Telephonetics International, Inc. in 1998 and the 1,000,000 shares issued to Telephonetics International, Inc. were returned to us at that time.

         In June 1997 we issued 144,077 shares of common stock to Kirk J. Girrbach and 144,076 shares of common stock to Gene Farmer for consulting services. Prior to the merger with Nitros Franchise Corporation, which is referred to in the next paragraph, Mr. Girrbach was the President and a director of QuikBIZ and Mr. Farmer was the Executive Vice President and a Director of QuikBIZ. Mr. Girrbach is currently the Treasurer and a director of QuikBIZ.

         In May 1997 QuikBIZ merged with Nitros Franchise Corporation. David Bawarsky, who was then a director of QuikBIZ, was the president, a director and the principal shareholder of Nitros Franchise Corporation. Mr. Bawarsky received 2,400,889 shares of common stock in the merger and options to purchase 300,000 shares of common stock at $.15 per share. Kirk J. Girrbach and Gene Farmer each received options to purchase 100,000 shares of common stock at $.15 per share.

                            Description of Securities

Common Stock

         Our certificate of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.002 per share. Of the 25,000,000 shares of common stock authorized, 14,273,736 shares are issued and outstanding as of the date of this prospectus.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

Preferred Stock

         There are 261 shares of preferred stock, par value $.001 per share, of QuikBIZ outstanding. The holders of the preferred stock are entitled to receive cumulative dividends of $120 per share per year, when and as declared by the board of directors, payable quarterly. Each share of preferred stock is convertible into 71.43 shares of common stock at the option of the holder. We may redeem the preferred stock at our option upon payment of a redemption price of $1,100 per share. In the event of liquidation of QuikBIZ the holders of the preferred stock are entitled to receive $1,000 per share prior to any distribution to the holders of common stock. Except as otherwise provided by law, the holders of the preferred stock are not entitled to vote.

Warrants

         There are outstanding warrants to purchase 600,000 shares of our common stock at a price of $.25 per share. These warrants were issued to M.H. Meyerson & Co., Inc. on July 14, 1998 in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003. The holders of at least 51% of the warrants have the right to require, on one occasion, that we register the shares of common stock underlying the warrants for resale under the Securities Act. The holders of at least 51% of the warrants also have the right to be included on any other registration statement we file during the period beginning on July 14, 1998 and ending on July 14, 2003.

         There are outstanding warrants to purchase 500,000 shares of our common stock at a price of $1.4625 per share. These warrants were issued to Swartz on May 25, 1999 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on May 25, 2004. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

                                  Legal Matters

         The legality of the securities offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York.

                                     Experts

         The balance sheet of QuikBIZ as of December 31, 1997 and the statements of operations, shareholders' equity and cash flows of QuikBIZ for the year ended December 31, 1997, included in this prospectus, have been included herein in reliance on the report of Want & Ender CPA, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet of QuikBIZ as of December 31, 1998 and the statements of operations, shareholders' equity and cash flows of QuikBIZ for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Gerson, Preston & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet of Gallaspy & Lobel, Inc. as of December 31, 1998 and the statements of operations and accumulated adjustment account and cash flows for the years ended December 31, 1998 and 1997, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on the ability of Gallaspy & Lobel, Inc. to continue as a going concern, of Charles A. Nichols, C.P.A., P.C., certified public accountant, given on the authority of Mr. Nichols as an expert in accounting and auditing.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding QuikBIZ and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                          Index to Financial Statements

Pro Forma Combined Financial Information of
QuikBIZ Internet Group, Inc.
Introduction to Pro Forma Combined Financial Information......................................   F-1
QuikBIZ Internet Group, Inc. and Subsidiaries Pro Forma Balance Sheet
     as of June 30, 1999......................................................................   F-3
Pro Forma Condensed Combined Statements of Operations
     for the Year Ended December 31, 1998.....................................................   F-4
Pro Forma Condensed Combined Statements of Operations
     for the Six Months Ended June 30, 1999...................................................   F-5
Notes to Pro Forma Condensed Combined Financial Information...................................   F-6

QuikBIZ Internet Group, Inc.
Report of Gerson, Preston & Company, P.A......................................................   F-7
Report of Want & Ender CPA, P.C...............................................................   F-8
Consolidated Balance Sheets, December 31, 1997 and 1998 and September 30, 1999................   F-9
Consolidated Statements of Operations, Years Ended December 31, 1997 and 1998
     and the Nine Months Ended September 30, 1998 and 1999....................................   F-10
Consolidated Statements of Shareholders' Equity, Years Ended December 31, 1997
     and 1998 and the Nine Months ended September 30, 1999....................................   F-11
Consolidated Statements of Cash Flows, Years Ended December 31, 1997 and 1998
     and the Nine Months Ended September 30, 1998 and 1999....................................   F-13
Notes to the Financial Statements.............................................................   F-15

Gallaspy & Lobel, Inc.
Report of Charles A. Nichols, C.P.A., P.C.....................................................   F-25
Balance Sheets, December 31, 1998 and 1997....................................................   F-26
Statements of Operations and Accumulated Adjustment Account
     For the Years Ended December 31, 1998 and 1997...........................................   F-27
Statements of Cash Flows For the Years Ended December 31, 1998 and 1997.......................   F-28
Notes to Financial Statements.................................................................   F-29

Introduction to Pro Forma Combined Financial Information of QuikBIZ Internet Group, Inc.

The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations of financial position that actually would have been realized had QuikBIZ Internet Group, Inc. (QuikBIZ) and Gallaspy & Lobel, Inc. d/b/a G & L Group (G & L) been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of QuikBIZ, included in its registration statement on Form SB-2 as amended, and Gallaspy & Lobel, Inc. d/b/a G & L Group, included elsewhere in this filing.

The following unaudited pro forma combined condensed financial statements give effect to the acquisition of Gallaspy & Lobel, Inc. d/b/a G & L Group using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited and unaudited consolidated financial statements and related notes of QuikBIZ Internet Group, Inc. and Gallaspy & Lobel, Inc. d/b/a G & L Group. The pro forma adjustments are preliminary and are based on management's estimates of the value of tangible and intangible assets acquired.

The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, result in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted.

The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on June 30, 1999, and combines QuikBIZ's unaudited June 30, 1999 consolidated balance sheet with G & L's unaudited June 30, 1999 balance sheet. The pro forma combined condensed statements of operations assume all of the acquisition completed through the date of this report took place January 1, 1998 and combines QuikBIZ's audited consolidated statement of operations for the year ended December 31, 1998 and unaudited consolidated statement of operations for the six months ended June 30, 1999 with G & L's audited statement of operations for the year ended December 31, 1998 and unaudited statement of operations for the six months ended June 30, 1999, respectively.

QuikBIZ Internet Group, Inc. and Subsidiaries Pro Forma Balance Sheet as of June 30,1999

                                                    QuikBIZ                              Pro Forma
                                                   Historical      G & L Group (a)      Adjustments    Pro Forma
                                                   ----------      ---------------      -----------    ---------
Assets

Current assets
   Cash                                           $    35,758     $      --       $      --          $    35,758
   Accounts receivable                                303,260         389,962          44,571 (2)        737,793
   Other                                               34,345           7,419          (7,419)(2)         34,345
                                                  -----------     -----------     -----------        -----------
       Total current assets                           373,363         397,381          37,152            807,896

Property and Equipment

   Furniture and equipment                             76,772         105,834         (25,834)(2)        156,772
   Leasehold improvements                              44,862          97,332         (97,332)(2)         44,862
                                                  -----------     -----------     -----------        ---------
                                                      121,634         203,166        (123,166)           201,634
   Less accumulated depreciation                      (56,773)       (102,813)         94,813(1), (2)    (64,773)
                                                  -----------     -----------     -----------        ---------
       Depreciated cost                                64,861         100,353         (28,353)           136,861
Intangible assets                                     561,614            --           532,656 (2)      1,094,270
Other assets                                             --              --           147,337 (2)        147,337
                                                  -----------     -----------     -----------        ---------
      Total assets                                $   999,838     $   497,734     $   688,792        $ 2,186,364
                                                  ===========     ===========     ===========        ===========

Liabilities and Shareholders'
   Equity

Current liabilities

   Accounts payable and accrued
     expenses                                     $   566,289     $   690,637     $    15,889 (2)   $ 1,272,815
   Current maturities of long-term
     debt                                             124,320         207,965        (207,965 (2)       124,320
                                                  -----------     -----------        -----------    ------------
    Total current liabilities                         690,609         898,602        (192,076)         1,397,135
Long-term debt                                        160,884            --              --              160,884
                                                  -----------     -----------        -----------    ------------
    Total liabilities                                 851,493         898,602        (192,076)         1,558,019

Shareholders' equity

Preferred stock                                        10,208            --              --              10,208
Common stock                                           26,943             300             676 (2)        27,919
Additional paid-in-capital                          2,868,905            --           487,024 (2)     3,355,929
Accumulated deficit                                (2,575,520)       (401,168)        401,168 (2)    (2,575,520)
Unearned compensation on restricted
   stock                                             (182,191)           --          (182,191)             --
                                                  -----------     -----------        -----------    ------------
Total shareholders' equity                            148,345        (400,868)        888,868            636,345
                                                  -----------     -----------        -----------    ------------
Total liabilities and shareholders'
   equity                                        $    999,838  $      497,734     $   696,792        $ 2,194,364
                                                 ============    ============       ===========    =============


(a) Balance sheet presented as of June 30,1999, which represents acquiree's most recent quarter.

QuikBIZ  Internet  Group,  Inc and  Subsidiaries
Pro Forma  Condensed  Combined Statements of Operations
For the year ended December 31, 1998.

                                                        QuikBIZ                                 Pro Forma
                                                        Historical       G & L Group (b)        Adjustments            Pro Forma
                                                        ----------       ---------------        -----------            ---------
Revenue

   Advertising                                  $          1,541,454 $    3,699,737   $                 -          $      5,241,191
   Multimedia services and products                          600,960        806,093                     -                 1,407,053
                                                           ---------     -----------            ----------              ------------
     Total revenue                                         2,142,414      4,505,830                                       6,648,244

Operating expenses

   Direct costs                                           1,753,877      3,521,178                    -                  5,275,055
   Selling, general and administrative                    1,023,831        655,562               14,000 (4)              1,693,393
 Depreciation and amortization                              121,590          7,072               62,194 (1),(2)            190,856
                                                          ---------     -----------            ----------              ------------
   Total operating expenses                               2,899,298      4,183,812               76,194                  7,159,304
                                                          ---------     -----------            ----------              ------------
    Income (Loss) from operations                          (756,884)       322,018              (76,194)                  (511,060)
Interest expense                                             26,480         14,851              (14,851) (2)                26,480
                                                          ---------     -----------            ----------              ------------
Net income (loss)                               $          (783,364) $     307,167     $        (61,343)          $       (537,540)
                                                          =========     ===========            ==========             =============

Weighted average number of common
   shares outstanding                                    13,067,857                                                     13,555,857
Basic (loss) per common share                   $            (0.060)                                               $        (0.040)





(b) The Pro Forma Combined Statement of Operations for the twelve months ended December 31,1998 includes the results of operations for G & L Group, Inc. for the twelve months ended December 31,1998.

QuikBIZ Internet Group, Inc and Subsidiaries Pro Forma Condensed Combined Statements of Operations For the six months ended June 30, 1999.


                                                        QuikBIZ                                  Pro Forma
                                                        Historical       G & L Group (c)        Adjustments             Pro Forma
                                                        ----------       ---------------        -----------             ---------
Revenue

   Advertising                                  $         1,094,197  $         1,268,231  $             -          $      2,362,428
   Multimedia services and products                         696,448              276,320                -                   972,768
                                                            -------              -------           ------                   -------
     Total revenue                                        1,790,645            1,544,551                -                 3,335,196

Operating expenses

   Direct costs                                           1,080,601            1,121,934                                  2,202,535
   Selling, general and administrative                      829,203              331,194          11,000 (4)              1,171,397
   Depreciation and amortization                             55,020                4,000          30,633 (1),(2)             89,653
                                                             ------                -----          ------                     ------
    Total operating expenses                              1,964,824            1,457,128          41,633                  3,463,585
                                                          ---------            ---------          ------                  ---------
      Income (Loss) from operations                        (174,179)              87,423         (41,633)                  (128,389)
Interest expense                                              8,618               11,385         (11,385)(2)                  8,618
                                                              -----               ------          ------                      -----
Net income (loss)                               $          (182,797) $            76,038  $      (30,248)          $       (137,007)
                                                            -------               ------          ------                    -------

Weighted average number of common
   shares outstanding                                    13,350,676                                                      13,594,676
Basic (loss) per common share                   $            (0.014)                                                     $   (0.010)


(c) The Pro Forma Combined Statement of Operations for the six months ended June 30, 1999 includes the results of operations for G & L Group, Inc. for the six months ended June 30, 1999.

                  QuikBIZ Internet Group, Inc. and Subsidiaries

           Notes to Pro Forma Condensed Combined Financial Information


The following adjustments were applied to QuikBIZ's Consolidated Financial Statements and the financial data of the company acquired by QuikBIZ since January 1, 1998 to arrive at the unaudited Pro Forma Combined Financial Information.

(1) The acquisition of Gallaspy & Lobel, Inc. d/b/a G & L accounted for by the purchase method of accounting. Under purchase accounting the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed of G & L Group based upon their respective fair values as of closing date of the acquisition. The following presents the effects of the purchase adjustments:

                                   Six Months
                                     Ended                    Year Ended
                                  June 30, 1999            December 31, 1998
                                  -------------            -----------------

Depreciation                          $8,000                    $16,000

Amortization of Goodwill             $26,633                    $53,266


     The adjustments for estimated pro forma depreciation and amortization of goodwill are based on the estimated useful lives of five and ten years, respectively.

(2) To reflect the purchase consideration consisting of the issuance of 366,000 shares of common stock and an unconditional promise to issue an additional 122,000 shares of common stock all valued at $1.00 per share, the elimination of acquired company's net equity and certain assets and liabilities not acquired or assumed and to record intangible assets arising from the acquisition.

(3) There is no provision for income taxes included in the historical statements of operations of Gallaspy & Lobel d/b/a G & L Group, as the Company was a Subchapter S Corporation. Consequently, income taxes were the responsibility of the individual shareholders. No pro forma adjustment for income taxes is required because there is a consolidated pro forma net loss.

(4) To record performance incentive compensation under terms of an employment agreement with the owner and now key employee of Gallaspy & Lobel d/b/a G & L Group.

Board of Directors
QuikBIZ Internet Group, Inc. and Subsidiaries

                          INDEPENDENT AUDITORS' REPORT

              We have audited the accompanying consolidated balance sheet of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

              We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and the consolidated results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

              The financial statements referred to above have been prepared assuming that QuikBIZ Internet Group, Inc. and Subsidiaries will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                   /s/ GERSON, PRESTON & COMPANY, P.A.

                                                   September 17, 1999

                                  Want & Ender
                                    CPA, P.C.
                          Certified Public Accountants

Martin Ender CPA
Stanley Z. Want CPA, CFP




                          Independent Auditor's Report

To the Shareholders and Board of Directors
QuikBIZ Internet Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1997 and related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1997 and the consolidated results of operations and cash flows of QuikBIZ Internet Group, Inc. and Subsidiaries for the year ended, in conformity with generally accepted accounting principles.

/s/  Want & Ender CPA, P.C.
Want & Ender CPA, P.C.
Certified Public Accountants

New York, NY
September 7, 1999

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                           Consolidated Balance Sheets

Assets

                                                                       December 31,                September 30,
                                                           -----------------------------------    ------------------

                                                                  1997               1998               1999
                                                           -------------------      ----------    ------------------
                                                                                                    (unaudited)
Current Assets

    Cash                                                   $            2,310    $        18,059    $        82,290
    Accounts receivable                                                85,857            136,340            849,545
    Other                                                              37,827             38,969             36,389
                                                           -------------------          --------    ----------------
       Total current assets                                           125,994            193,368            968,224

Property and equipment
    Furniture and equipment                                            45,847             68,647            159,268
    Leasehold improvements                                                  -             44,862             44,862
                                                           -------------------        ----------    ---------------
                                                                       45,847            113,509            204,130
    Less accumulated depreciation                                       4,819             40,706            (66,139)
                                                           -------------------        ----------    ---------------
       Depreciated cost                                                41,028             72,803            137,991
Intangible assets                                                   1,296,515            595,300          1,072,987
Other assets                                                                -                  -            196,150
                                                           -------------------        ----------    ---------------

       Total assets                                        $       1,463,537      $      861,471   $      2,375,352
                                                           ===================     ============   =================


Liabilities and Shareholders' Equity

                                                                       December 31,                September 30,
                                                           -------------------------------------   -----------------
                                                                  1997                 1998               1999
                                                           -------------------        ----------   ------------------
                                                                                                      (unaudited)
Current liabilities

    Accounts payable and accrued expenses                  $          545,165 $          483,291 $        1,302,055
    Current maturities of long-term debt                               95,845             59,397            180,000
                                                           -------------------        ----------    ---------------
       Total current liabilities                                      641,010            542,688          1,482,055
Long-term debt                                                             --            242,685            154,287
                                                           -------------------        ----------    ---------------
       Total liabilities                                              641,010            785,373          1,636,342

Shareholders' equity

    Preferred stock; $.001 par value, 3,000 shares
       authoried;
       261 shares issued and outstanding                               10,208             10,208             10,208
    Common stock; $.002 par value; 25,000,000 shares
       authorized; 12,784,372; 13,090,571; and 14,011,426
       shares issued and outstanding, respectively                     25,569             26,179             28,247
    Additional paid-in capital                                      2,547,276          2,692,419          3,437,601
    Accumulated deficit                                            (1,609,359)        (2,392,723)        (2,593,752)
    Unearned compensation on restricted stock                              --           (259,985)          (143,294)
    Subscription receivable                                          (151,167)                --                 --
                                                           -------------------        ----------    ---------------

       Total shareholders' equity                                    822,527             76,098            739,010
                                                           -------------------        ----------    ---------------

       Total liabilities and shareholders' equity          $       1,463,537      $     861,471   $      2,375,352
                                                           ===================     ============   =================

                  QuikBIZ Internet Group, Inc. And Subsidiaries
                      Consolidated Statements Of Operations

                                                                                           Nine Months Ended
                                             Years Ended December 31,                       September 30,
                                            ------------------------------------- -------------------------------------

                                                  1997               1998               1998               1999
                                            ------------------ ------------------ ------------------ ------------------
                                                                                     (Unaudited)        (Unaudited)
Revenue

    Advertising                             $         140,355  $       1,541,454  $       1,335,058  $       2,241,081

    Multimedia services and products                       --            600,960            365,226          1,016,975
                                            ------------------ ------------------ ------------------ ------------------

       Total revenue                                  140,355          2,142,414          1,700,284          3,258,056
                                            ------------------ ------------------ ------------------ ------------------

Operating expenses

    Direct costs                                      126,703          1,753,877          1,430,252          2,048,058

    Selling, general and administrative               127,635          1,023,831            700,398          1,312,344

    Depreciation and amortization                      74,687            121,590            110,663             88,302
                                            ------------------ ------------------ ------------------ ------------------

       Total operating expenses                      329,025           2,899,298          2,241,313          3,448,704
                                            ------------------ ------------------ ------------------ ------------------

Loss from operations                                 (188,670)          (756,884)          (541,029)          (190,648)

Interest expense                                        1,608             26,480              8,715             10,381
                                            ------------------ ------------------ ------------------ ------------------

Net loss                                    $        (190,278) $        (783,364) $        (549,744)  $      (201,029)
                                            ------------------ ------------------ ------------------ ------------------


Weighted average number of common
    shares outstanding                              6,841,017         13,067,857         12,893,958         13,466,661
Basic (loss) per common share               $          (0.028)  $         (0.060)  $         (0.043)  $         (0.015)

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity

                                                                                           Unearned
                                                                  Additional             Compensation
                         Preferred Stock      Common Stock          Paid-in  Accumulated   on Common   Subscription
                         Shares   Amount     Shares      Amount      Capital     Deficit       Stock     Receivable       Total
                         ------   ------    ----------   ------    ---------  -----------    ------   ------------     ---------
Balance, December
  31, 1996                441  $ 17,248   12,056,225  $  8,077  $ 1,492,044   $(1,419,081) $     - $     (21,428)  $    76,860

Effect of 1997
  7-for-1 reverse
  stock split             --        --   (10,333,903)   (4,632)       4,632           --        --            --            --

Conversion of
  preferred
  stock                 (180)    (7,040)       9,000        18        7,022           --        --            --            --

Acquisitions              --         --   10,002,667    20,005      894,650           --        --            --       914,665

Issuance of
  common stock            --         --      531,428     1,063       20,227           --        --            --        21,290

Subscription
  receivable
  issued in
  exchange for
  common stock
  and donated
  stock                  --         --       518,955     1,038      128,701           --        --      (129,739)           --

Net loss                 --         --            --        --           --     (190,278)       --            --      (190,278)
                      ------     -----    ----------    ------    ---------  -----------    ------   ------------     ---------
Balance, December
  31, 1997              261     10,208    12,784,372    25,569    2,547,276    (1,609,359)      --      (151,167)      822,527

Acquisition              --         --            --        --       42,000            --       --            --        42,000

Issuance of common
  stock for
  compensation           --         --     2,394,868     4,787      544,578            -- (549,365)           --            --

Tradename returned
  in exchange for
  common stock
  and donated stock     --          --    (2,300,000)   (4,600)   (396,445)            --       --            --      (401,045)

Amortization of
  unearned
  compensation
  on stock              --          --            --        --          --             --  289,380            --       289,380

Issuance of common
  stock                 --          --       816,000     1,632     104,968             --       --            --       106,600

Subscription
  receivable
  rescinded in
  exchange for
  return of common
  stock                --          --      (604,669)    (1,209)  (149,958)            --       --      151,167            --

Net loss               --          --            --         --         --       (783,364)      --           --       (783,364)
                      ------     -----    ----------    ------    ---------  -----------    ------   ------------     ---------
Balance, December
  31, 1998            261      10,208    13,090,571     26,179  2,692,419     (2,392,723)(259,985)          --        76,098

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity

Continued                                                                                  Unearned
                                                                  Additional             Compensation
                         Preferred Stock      Common Stock          Paid-in  Accumulated   on Common   Subscription
                         Shares  Amount     Shares      Amount      Capital     Deficit       Stock     Receivable       Total
                         ------   ------    ----------   ------    ---------  -----------    ------   ------------     ---------
Unaudited:

Acquisition                -          -      366,000         976     487,024         -          -             -          488,000

Issuance of
  common stock             -          -      554,855       1,092     258,158         -          -             -          259,250

Amortization
  of unearned
  compensation
  on stock                 -          -           -           -           -           -    116,691            -          116,691

Net loss                   -          -           -           -           -    (201,029)         -            -         (201,029)
                         ------   ------    ----------   ------   ---------  ----------   ---------    ---------      ----------
Balance,
  September 30, 1999      261  $ 10,208  $14,011,426    $28,247  $3,437,601 $(2,593,752) $(143,294)    $      -       $  739,010
                         ===== ========  ===========    =======  ========== ===========  =========     =========      ==========


                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                                      Nine Months Ended
                                                             Years Ended December 31,                   September 30,
                                                       ------------------------------------- -------------------------------------

                                                             1997               1998               1998              1999
                                                       ------------------ ------------------ ------------------ ------------------
                                                                                                (Unaudited)        (Unaudited)
Operating activities
    Net (loss)                                         $        (190,278) $        (783,364) $        (549,744) $        (201,029)

    Adjustments  to  reconcile   net  (loss)
      to  net  cash  used  in  operating
      activities:
       Depreciation and amortization                              74,687            121,590            110,663             88,302
       Amortization of unearned compensation                           -            289,380            234,278            116,691

    Changes in operating assets and liabilities,
       net of effects of acquisition:
       (Increase) decrease in accounts receivable                 33,005             63,240           (252,429)          (278,672)
       (Increase) decrease in other current assets                10,103              8,526              4,388             (1,072)
       (Increase) in other assets                                      -                  -                  -            (48,813)
       Increase (decrease) in accounts payable
         and accrued expenses                                     (6,264)           109,225            398,518            112,240
                                                       ------------------ ------------------ ------------------ ------------------

          Net cash (used in) provided by
            operating activities                                 (78,747)          (191,403)          (114,326)          (212,353)
                                                       ------------------ ------------------ ------------------ ------------------

Investing activities
    Purchases of property and equipment                                -             (1,997)                 -            (10,621)
    Cash received from acquisition                                 7,062             76,312             76,312                  -
                                                       ------------------ ------------------ ------------------ ------------------

          Net cash (used in) provided by
            investing activities                                   7,062             74,315             76,312            (10,621)
                                                       ------------------ ------------------ ------------------ ------------------

Financing activities
Proceeds from notes payable, including
  $15,900 from a director in 1998                                      -             68,446             65,970            127,032
    Payment on notes payable                                      (3,084)            (2,209)                 -            (94,827)
    Issuance of common stock                                      45,000             66,600             66,660            255,000
                                                       ------------------ ------------------ ------------------ ------------------


          Net cash provided by financing
            activities                                            41,916            132,837            132,570            287,205
                                                       ------------------ ------------------ ------------------ ------------------

Net increase (decrease) in cash                                  (29,769)            15,749             94,556             64,231

Cash, beginning of period                                         32,079              2,310              2,310             18,059
                                                       ------------------ ------------------ ------------------ ------------------

Cash, end of period                                    $           2,310   $         18,059   $         96,866   $         82,290
                                                       ================== ================== =================  ==================



Continued
                                      F-13

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

continued

                                                                                                      Nine Months Ended
                                                             Years Ended December 31,                   September 30,
                                                       ------------------------------------- -------------------------------------

                                                             1997               1998               1998              1999
                                                       ------------------ ------------------ ------------------ ------------------
                                                                                                (Unaudited)        (Unaudited)
Supplemental disclosures of cash flow information:

    Cash paid for interest                             $           1,608  $          23,480  $           8,715  $          10,381

    Supplemental schedule of noncash
      investing and financing activities:

       Common stock issued in connection with
          compensation, net of amortization            $           -      $         259,985  $          63,270  $           -
       Issuance of common stock and options
          related to acquisitions                      $         914,655  $          42,000  $          42,000  $         488,000
       Subscription receivable issued in exchange
          for common stock                             $         129,739  $           -      $           -      $           -
       Subscription receivable rescinded in
          exchange for return of common stock          $           -      $         151,167  $           -      $           -
       Tradename returned in exchange for
          common stock and donated stock               $           -      $         401,045  $         401,045  $           -
       Note payable paid with the issuance of
          common stock                                 $           -      $          40,000  $           -      $           -
       Issuance of common stock related to exercise
          of warrants, cash not yet received           $           -      $           -      $           -      $           4,250



See accompanying notes.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

1.        Nature of Operations

          The Company has two reportable segments, both of which sell their products and services in the Southeastern United States.

          One segment provides its clients with internet site design, television commercial and radio commercial development and production, print advertisement development and production, public relations and promotions.

          The other segment offers audio, video, multimedia and internet services and products. It also produces and assists companies in creative content for corporate communications including sales, training, public relations and promotion.

          During 1998, the Company changed its name from Algorhythm Technologies Corporation.

          During 1999, the Company commenced development of the QuikBiz Mall, a virtual mall on the Internet that offers corporate communications products, services and supplies on-line. Start-up costs with regards to this were expensed as incurred.

2.        Significant Accounting Policies

          Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

          Property and Equipment. Property and equipment are stated at cost and depreciated, using the straight-line method, over the estimated useful lives of the assets as follows: three to seven years for furniture and equipment and the lease term for leasehold improvements.

          Intangible Assets. Intangible assets are being amortized on the straight-line basis over ten years.

          Long-Lived Assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

          Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

          Fair Value of Financial Instruments. The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration. The carrying amount of

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

          short and long-term debt approximates fair value because the interest rates are similar to the interest rates currently available to the Company.

          Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates.

          Revenue Recognition. Revenue is recognized from sales when a product is delivered and from services when performed. Revenue is reduced for estimated customer returns and allowances.

          Earnings Per Share. In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires two presentations of earnings per share - basic and diluted. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued. Diluted earnings per share are not presented because the effects would be anti-dilutive. The restated loss per share to be reported under SFAS No. 128 does not differ from amounts reported under existing accounting rules for all periods reported by the Company through September 30, 1999.

          Reclassification. Certain prior period amounts have been reclassified to conform to the current year presentation.

          Year 2000. The Company developed and implemented a plan to deal with the Year 2000 problem and converted its computer systems to be Year 2000 compliant. The conversion efforts were completed by mid 1999. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. In addition, the Company is working with its suppliers and customers to ensure their compliance with Year 2000 issues in order to avoid any interruptions in its business.

          Unaudited Interim Financial Information. The unaudited balance sheet as of September 30, 1999 and the unaudited statements of operations and cash flows for the nine months ended September 30, 1998 and 1999, and the unaudited statement of shareholders' deficit for the nine months ended June 30, 1999 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The footnotes related to such periods are also unaudited.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

3.        Going Concern - Uncertainty

          As shown in the accompanying financial statements, the Company has incurred recurring operating losses, negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

          The Company has initiated several actions to generate working capital and improve operating performance, including private issuances of stock (Notes 7 and 13), generation of additional revenue and entering into an investment agreement to raise up to $20,000,000 through a series of sales of common stock (Note 13).

          There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

4.        Intangible Assets

                                                                                                         September
                                                                          At December 31,                   30,
                                                                      1997               1998               1999
                                                            ------------------    ----------------  -----------------
                                                                                                       (Unaudited)
Intangible assets


    Goodwill, net of accumulated amortization of
       $11,062, $78,435 and $133,404, respectively          $          662,672 $          595,300 $        1,072,987

    Tradename, net of accumulated amortization of
       $21,875                                                         415,625                  -                  -

    Franchise rights, net of accumulated amortization
       of $15,587                                                      218,218                  -                  -
                                                           ------------------    ----------------  -----------------
       Total                                               $        1,296,515    $       595,300    $      1,072,987
                                                            ------------------    ---------------  -----------------

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

5.       Long-Term Debt

                                                                             December 31,              September 30,
                                                                        1997             1998              1998
                                                                   ---------------- ----------------  ------------------
                                                                                                        (Unaudited)
Unsecured note  payable;  interest at
    prime plus one percent  (9.25% at December
    31, 1998); matures October 13,
    2000                                                           $             -  $       110,000 $           110,000

$150,000 line-of-credit; interest at prime plus one percent
    (9.25% at December 31, 1998); collateralized by
    accounts receivable, inventory and property and
    equipment; guaranteed by a director/shareholder;
    matures in March 2000                                                   95,845           98,345             150,000

Unsecured note payable to shareholder; interest at 12%;
    matured and was paid in July 1999                                            -           50,000                   -

Note payable; interest at 9%; collateralized by accounts
    receivable, inventory and property and equipment;
    guaranteed by a director/shareholder; paid off after
    December 31, 1998                                                            -           27,837                   -

Unsecured demand note payable to a director/shareholder;
    interest variable (8.75% at December 31, 1998); share
    holder has indicated he will not request payment within
    the next twelve months                                                       -           15,900              30,000

$50,000 line of credit, interest at prime plus one percent;
    collateralized by accounts receivable, inventory and
    property and equipment; guaranteed by a director/                            -                -              44,287
    shareholder; matures in March 2000.                            ---------------- ----------------   -----------------

       Total                                                          $     95,845      $   302,082      $      334,287
                                                                   ================ ================   =================

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

         The aggregate maturities of long-term debt for the years ended December 31 are as follows:

                     Year                Amount
                    -----             ----------

                    1999             $   59,397

                    2000                234,472

                    2001                  8,213
                    -----             ----------

                                     $  302,082
                                     ==========

6.        Preferred Stock

          The preferred stock calls for the payment of dividends of $120 per share per annum, when and as declared by the Board of Directors, payable quarterly. The Board of Directors has not declared any dividends as of September 30, 1999. Each share of preferred stock is convertible into 71.43 shares of common stock, at the option of the holder. In the event of liquidation of the Company, the holders of the preferred stock are entitled to receive $1,000 per share prior to any distribution to the holders of common stock. The preferred is also callable, at the option of the Company, at $1,100 per share plus unpaid dividends.

7.        Common Stock

          In May 1997, the Company's Board of Directors, authorized a seven-for-one reverse stock split. Outstanding shares and per share data contained in these financial statements have been restated to reflect the impact of the split.

          On July 18, 1997, the Company issued 1,000,000 shares of common stock to acquire the rights to the name "Algorythm Technologies International, Inc." During 1998, the Company returned the rights to the use of the name and 1,000,000 shares of common stock were returned to the Company. Separately, during 1998, David Bawarsky donated 1,300,000 shares of common stock to the Company. These transactions resulted in a reduction to shareholder's equity of $401,045 in 1998.

          During 1998, the Company issued 2,394,868 shares of common stock as compensation to certain key salaried employees. Sale of these shares is restricted prior to the date of vesting, which ranges from one to two years from the date of issuance. Shares issued were recorded at their fair market value on the date of the issuance, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period. By December 31, 1998, three officers of one of the Company's subsidiaries entered into an agreement in principal to terminate their employment agreements with the Company.

          During June 1998, the Company issued options to purchase an aggregate of 60,000 shares at par value to two of its directors as compensation

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)


          for their services as directors during 1998. These options were valued at $10,000 and this expense has been included in selling, general and administrative expense.

          On September 29, 1998, the Company entered into an agreement with two of its shareholders to return 604,669 shares of common stock issued by the Company in December 1996 and September 1997. In exchange, the Company rescinded the debt owed by the two shareholders, in the amount of $151,167.

          During the nine months ended September 30, 1999, the Company issued 429,855 shares of common stock for $240,000. The Company also received $15,000 when one shareholder exercised options for 100,000 shares of common stock.

          In addition to options issued in connection with acquisitions (Note 8) and those issued to directors, the Company issued warrants and options to purchase the Company's common stock as follows:

                    During June 1998, the Company issued a warrant to purchase 25,000 shares of common stock at an exercise price of $0.17 per share. The warrant was exercised in June 1999.

                    During July 1998, the Company issued 600,000 options for investment banking services. The options expire in five years and have an exercise price of $0.25 per share.

                    During May 1999, the Company issued a warrant to purchase 500,000 shares of common stock at an initial exercise price of $1.4625 per share. The warrant expires in May 2004.

          Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has determined that, other than the options issued in connection with acquisitions and to directors, there was only minimal value to the warrants and options described above at the date of issuance.

          On July 9, 1999 the Company entered into an investment agreement to raise up to $20 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. The agreement is for a three-year period ending July 9, 2002.

8.        Acquisitions

          On May 14, 1997, the Company entered into an agreement with Nitros Franchise Corporation ("Nitros") for a tax-free merger. In connection with this transaction, the Company issued 6,702,667 shares of common stock and options to purchase 300,000 shares of common stock at $0.15 per share to the shareholders of Nitros in return for all of their shares. The Company also issued options to purchase 300,000 shares of common stock at $0.15 per share to officers of the Company. Of the options so issued, options for 400,000 shares remain exercisable until May 2000, options for 100,000 shares expired in 1998 and options for 100,000 shares were exercised in February 1999. This transaction was accounted for in a manner similar to a pooling of interests, accordingly, the Company's consolidated financial statements have been

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)


          restated for all periods to the business combination to include the combined financial results of Nitros. Nitros had no revenues or expenses prior to the merger.

          On September 1, 1999, the Company acquired the assets and assumed certain of the liabilities of Gallaspy & Lobel, Inc. d/b/a G&L Group for $610,000 payable in the form of approximately 488,000 shares of restricted common stock, of which 366,000 shares were issued and approximately 122,000 shares are to be issued. In connection with this transaction, the Company entered into a three-year employment agreement with the acquiree's president. The acquisition was accounted for by the purchase method of accounting and accordingly the results of operations of G&L Group for the period from September 1, 1999 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $533,000.

          On July 1, 1998, the Company acquired the outstanding stock of QuikLAB Multimedia Centers, Inc. ("QuikLAB"), a company owned by a director/shareholder of the Company. The acquisition was accounted for as a purchase and the results of QuikLAB's operations were included in the Company's 1998 consolidated statements of operations from the date of acquisition. Consideration was the issuance of 200,000 stock options, at par, exercisable over a period of two years, valued at $42,000. The Company will issue an additional 2,800,000 stock options, at par, exercisable over a period of five years from the date of acquisition if QuikLAB achieves an annual net profit of $200,000 by July, 2001. Franchise rights were eliminated as part of the combination. The fair value of the net assets acquired exceeded the purchase price by $87,000 which has been recorded as a reduction to property and equipment.

          On November 7, 1997, the Company acquired the outstanding stock of The Smith Agency. The Company issued 2,300,000 shares of common stock and 200,000 options, at par, exercisable over a period of two years to the former shareholder of The Smith Agency, for an aggregate purchase price of $468,000. The acquisition was accounted for by the purchase method of accounting and accordingly the results of operations of The Smith Agency for the period from November 7, 1997 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $674,000.

          The following unaudited proforma consolidated results of operations are presented as if the business combinations of G&L Group, QuikLAB and The Smith Agency had been made at the beginning of the periods presented:

Years Ended December 31,                     1998               1997
                                   ------------------ ------------------
Sales                             $       7,458,000  $       8,085,000

Net loss                          $        (434,000) $        (456,000)

Net loss per share:
    Basic and diluted                       $(0.033)           $(0.067)

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)


          The unaudited proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combination been in effect on January 1, 1997, or of future results of operations.

9.        Leases

          The Company has entered into several long-term leases for offices, retail locations and equipment. At December 31, 1998, future minimum rental payments required under noncancellable lease obligations during the years ended December 31 are approximately as follows:

             Year                                      Amount
           -------                                  ----------

            1999                          $           124,000
            2000                                      123,000
            2001                                      106,000
            2002                                       98,000
            2003                                       98,000
            Thereafter                                210,000
                                                --------------
                                          $           759,000
                                                ==============

          Rent expense was $83,000 and $36,000 for the years ended December 31, 1998 and 1997, respectively, and $110,000 and $54,000 for the nine months ended September 30, 1999 and 1998, respectively.

10.       Deferred Income Taxes

          At December 31, 1998, the Company has available net operating loss carryforwards of $2,393,000, which will expire through 2013.

          SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is not necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

         Significant components of the Company's net deferred income taxes are as follows:

                                                                                                     September
                                                                       December 31,                     30,
                                                                  1997               1998               1999
                                                           --------------------  ----------------  -----------------
                                                                                                    (Unaudited)
Deferred tax assets:

    Net operating loss carryforwards                       $          628,000 $          933,000  $       1,009,000
    Valuation allowance for deferred tax asset                       (628,000)          (933,000)        (1,009,000)
                                                           --------------------  ----------------  -----------------
       Total                                               $                -  $               -  $               -
                                                           --------------------  ----------------  -----------------


11.       Employment Agreements

          The Company has employment agreements with its executive officers and certain other key employees. The agreements are for periods ranging from two to five years, provide for performance incentive bonuses and severance payments under certain circumstances, and provide for minimum annual base compensation of $396,000 in 1999, $448,000 in 2000, $410,000 in 2001, $455,000 in 2002 and $350,000 in 2003. If the
          employment contract with the Chief Executive Officer were to be canceled or should the employer change the employee's position without employee's consent, the Company's liability would be $2,000,000.

12.       Segment Information

          QuikBIZ Internet Group, Inc. and Subsidiaries organizes its business into two reportable segments. The reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates the performance of its operating segments based on operating earnings of the respective business units.

          Two customers accounted for approximately 32% and 24%, respectively, of the Company's net sales for the year ended December 31, 1998. These same two customers represented approximately 25% and 7%, respectively, of the Company's accounts receivable balance at December 31, 1998.

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

          (Information as of September 30, 1999 and for the Nine Months
                 Ended September 30, 1998 and 1999 is Unaudited)

Summarized financial information concerning the Company's reportable segments is shown in the following table:

              Year Ended                  Advertising         Multimedia
          December 31, 1998                 Segment            Segment                Corporate
--------------------------------       ------------------- -----------------------  -------------
Revenues                               $        1,541,454  $          600,960 $                -  $        2,142,414

Segment income (loss)                  $         (116,982) $         (126,064)$         (540,318) $         (783,364)

Depreciation and amortization          $           18,876  $           17,010 $           85,704  $          121,590

Total assets                           $          100,048  $          261,880 $          499,543  $          861,471



          Nine Months Ended               Advertising         Multimedia
          September 30, 1999                Segment            Segment                Corporate
--------------------------------       ------------------- -----------------------  -------------
Revenues                               $        2,241,081  $       1,016,975   $                -   $        3,258,056

Segment income (loss)                  $          154,898  $          (19,435) $         (336,492)  $         (201,029)

Depreciation and amortization          $            8,450  $           16,900  $           62,952   $           88,302

Total assets                           $          857,811  $          280,734  $        1,236,807   $        2,375,352

For 1997, the Company operated only the advertising business segment for approximately two months.

                               CHARLES A. NICHOLS
                           CERTIFIED PUBLIC ACCOUNTANT
                            PROFESSIONAL ASSOCIATION





                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Gallaspy & Lobel, Inc.

          I have audited the accompanying balance sheets of Gallaspy & Lobel, Inc. (the "Company") at December 31, 1998 and 1997, and the related statements of operations and accumulated adjustment account, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

          I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

          In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gallaspy & Lobel, Inc. at December 31, 1998 and 1997 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

          The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 2, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The accompanying financial statements do not include an adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                  /s/ Charles A. Nichols, C.P.A., P.A.
                                  ------------------------------------
                                  CHARLES A. NICHOLS, C.P.A., P.A.
December 22, 1999

                             GALLASPY & LOBEL, INC.
                                 BALANCE SHEETS
                           December 31, 1998 and 1997


                                                                               1998             1997
                                                                               ----             ----
                                                      ASSETS
CURRENT ASSETS
Accounts receivable (Notes 1 and 3)                                          $ 463,798         $ 747,463
                                                                             ---------         ---------

PROPERTY AND EQUIPMENT: (Notes 1 and 3)
Furniture and equipment                                                        104,836           102,339
Leasehold improvements                                                          97,332            18,000
                                                                                ------            ------
                                                                               202,168           120,339
Less accumulated depreciation                                                   98,813            91,741
                                                                                ------            ------
Depreciated cost                                                               103,355            28,598

DEPOSITS                                                                         7,419             4,869
                                                                                 -----             -----

     TOTAL ASSETS                                                            $ 574,572         $ 780,930
                                                                             =========         =========


                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Cash overdraft                                                               $ 157,586         $ 109,702
Accounts payable and accrued expenses                                          674,673         1,307,473
Current maturities of long-term debt (Notes 3 and 5)                           219,219           147,828
                                                                               -------           -------
     Total current liabilities                                               1,051,478         1,565,003
                                                                             ---------         ---------

COMMITMENTS and CONTINGENCIES (Notes 2, 4 and 6)

STOCKHOLDERS' EQUITY
Common stock; $1.00 par value; 600 shares authorized;
  300 shares issued and outstanding                                                300              300
Accumulated adjustment account                                                (477,206)        (784,373)
                                                                               -------          -------
Total stockholders' equity                                                    (476.906)        (784,073)
                                                                               -------          -------

          TOTAL LIABILITIES AND
          AND STOCKHOLDERS' EQUITY                                           $ 574,572       $ 780,930
                                                                             =========       =========



See notes to financial statements

                             GALLASPY & LOBEL, INC.
           STATEMENTS OF OPERATIONS AND ACCUMULATED ADJUSTMENT ACCOUNT
                 For the Years Ended December 31, 1998 and 1997



                                                                            1998                  1997
                                                                             ----                  ----
REVENUE:

Advertising                                                               $3,699,737          $4,476,574
Multimedia services and products                                             806,093             618,741
                                                                             -------             -------
                Total revenue                                              4,505,830           5,095,315
                                                                                               ---------

OPERATING EXPENSES:
Direct costs                                                               3,521,178           4,711,577
Selling, general and administrative                                          655,562             698,689
Depreciation and amortization                                                  7,072               4,926
                                                                               -----               -----
     Total operating expenses                                              4,183,812           5,415,192
                                                                           ---------           ---------
INCOME (LOSS) FROM OPERATIONS                                                322,018            (319,877)
INTEREST EXPENSE                                                              14,851               8,477
                                                                              ------               -----
NET INCOME (LOSS)                                                            307,167            (328,354)

ACCUMULATED ADJUSTMENT ACCOUNT,
BEGINNING OF YEAR                                                           (784,373)           (369,626)
STOCKHOLDER DISTRIBUTIONS                                                          -              86,393
                                                                           ---------              ------

ACCUMULATED ADJUSTMENT ACCOUNT,
END OF YEAR                                                               $ (477,206)         $ (784,373)
                                                                          -----------         ----------




See notes to financial statements

                             GALLASPY & LOBEL, INC.
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1998 and 1997



                                                                                       1998               1997
                                                                                       ----               ----
OPERATING ACTIVITIES:
Net income (loss)                                                                    $ 307,167         $(328,354)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation                                                                             7,072             4,926
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable                                             283,665          (437,917)
 Increase in deposits                                                                   (2,550)           (4,869)
 (Decrease) increase in accounts payable and
 accrued expenses                                                                     (632,800)          766,911
                                                                                       --------          -------
              Net cash (used in) provided by operating activities                      (37,446)              697
                                                                                        -------              ---

INVESTING ACTIVITIES:
Purchases of property and equipment                                                    (81,829)          (12,777)
                                                                                        ------            ------

FINANCING ACTIVITIES:
Borrowings of debt                                                                     648,103           529,113
Repayment of debt                                                                     (576,712)         (513,257)
Stockholder's distributions                                                                  -           (86,393)
                                                                                                          ------
     Net cash provided by (used in) financing activities                                71,391           (70,537)
                                                                                        ------            ------
NET DECREASE IN CASH                                                                   (47,884)          (82,617)
OVERDRAFT, BEGINNING OF YEAR                                                          (109,702)          (27,085)
                                                                                       --------           ------

OVERDRAFT, END OF YEAR                                                               $(157,586)        $(109,702)
                                                                                     ==========        ==========

Supplemental Disclosure for Cash Flow Information:
Cash paid for interest                                                                $ 14,851          $  8,477
                                                                                      --------          --------

See notes to financial statements

                             GALLASPY & LOBEL, INC.
                          Notes to Financial Statements
                 For the Years Ended December 31, 1998 and 1997

Note 1 - Summary of Significant Accounting Policies

The following is a summary of significant accounting policies of Gallaspy & Lobel, Inc. (the "Company") in the preparation of the accompanying financial statements.

Principal Business Activity - The Company was incorporated in the State of Florida on February 5, 1993, and is a full service advertising agency. The Company's corporate headquarters are located in Pompano Beach, Florida.

Basis of Accounting - The financial statements of the Company have been prepared on the accrual basis of accounting and accordingly reflect all significant receivables, payables and other liabilities.

Property and Equipment - Property and equipment are carried at cost. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The, costs of leasehold improvements are depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes - The Company, with the consent of all of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not provide for or pay Federal and certain State corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal and State income taxes, if any, on their share of the Company's taxable income.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Bad Debts - The Company provides an allowance for doubtful accounts, as needed, for accounts deemed uncollectible.

Note 2 - Going Concern - Uncertainty

As shown in the accompanying financial statements, the Company has incurred operating losses, negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has initiated several actions to generate working capital and improve operating performance, including seeking a buyer for the Company (see
Note 6).

There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Note 3 - Long-Term Debt

Long-term debt consists of the following:

                                                                                      1998                1997
                                                                                      ----                ----
Note payable - financial institution line-of-credit (maximum borrowings of
$100,000), interest only payable monthly at prime plus 2%, due on demand, collateralized by accounts receivable, furniture, equipment and personal
guarantee of the stockholder                                                        $ 99,871            $ 51,136

Unsecured line-of-credit (maximum borrowings of $100,000),
interest only payable monthly at a variable rate, 11.5% at
December 31, 1998, due on demand.                                                     95,649              52,933

Notes payable to stockholders with no stated interest rate                            23,699              43,759
Total                                                                               $219,219            $147,828
                                                                                    --------            --------

Principal payments on note payable are as follows:

Years ending
December 31,                                                                       $219,219
1999                                                                               ========


Note 4 - Leases

The Company has entered into several long-term leases for the office building and various equipment with monthly payments ranging from $2,617 to $6,400. These leases are classified as operating leases.

The future minimum rental payments required under long-term non-cancelable leases during the years ended December 31, may be summarized as follows:

                                                             Related Party
                                                               (Note 5)            Other              Total
                                                                -------            -----              -----
1999                                                      $      76,800            $31,402     $     108,202
2000                                                             76,800             13,084            89,884
2001                                                             76,800                  -            76,800
2002                                                             76,800                  -            76,800
2003 and thereafter                                           1,152,000                  -         1,152,000
                                                              ---------      -------------         ---------
                                                          $   1,459,200            $44,486     $   1,503,686
                                                                             =============     =============


Total rental expense for all operating leases for the years ended December 31, 1998 and 1997 amount to $127,086 and $155,970, respectively.

Note 5 - Related Parties

The Company leases its office facility from a Company stockholder since February 1998. Rent paid on this lease for the year ended December 31, 1998 was $66,640 (see Note 4).

The Company paid a related corporation consulting fees, which amounted to $50,976 and $56,400 for the years ended December 31, 1998 and 1997, respectively. This corporation also provided production services during 1998 for $94,819, which is included in accounts payable at December 31, 1998.

Net amounts paid on stockholder loans payable were $20,061 and $41,090 for 1998 and 1997, respectively. Stockholder's loan payable amounted to $23,699 and $43,759 at December 31, 1998 and 1997, respectively. The stockholder personally guaranteed a Company line-of-credit (see Note 3).

Note 6 - Subsequent Event

On September 1, 1999, the Company sold its net assets, primarily in exchange for restricted stock in the acquiring company. In connection with this transaction, the acquiring company entered into a three-year employment agreement with the Company's president.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          Indemnification of Directors and Officers

         Section 78.7502 through 78.752 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

         Article V of the Company's By-laws provides that the Company shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

         Article Twelfth of the Company's Articles of Incorporation, as amended, provides for limitation of the personal liability of a director or officer to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the NGCL, which generally states that dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities.

ITEM 25.          Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee.............................................    $  7,259.12
Blue sky fees and expenses.................................       5,000.00
Legal fees.................................................      50,000.00
Accounting fees and expenses...............................      50,000.00
Miscellaneous..............................................   $  12,740.88
                                                               ------------
         Total.............................................   $ 125,000.00
                                                               ===========

ITEM 26.          Recent Sales of Unregistered Securities

         Except as otherwise indicated, the Company relied upon Section 4(2) of the Securities Act as the basis for exemption from registration for all of the following sales because the transactions did not involve public offerings.

         In May 1997 the Company issued 57,142 shares to a consulting firm in consideration for consulting services rendered to the Company.

         In May 1997 the Company issued an aggregate of 6,702,667 shares of common stock to David Bawarsky, Jason Sherman and Alan Kvares in consideration for all of the outstanding shares of capital stock of Nitros Franchise Corporation.

         In May 1997, in connection with the acquisition of Nitros Franchise Corporation, the Company issued options to purchase 100,000 shares of common stock at $.15 per share to each of Kirk J. Girrbach, Gene Farmer and Douglas Stepelton and options to purchase 300,000 shares of common stock at $.15 per share to David Bawarsky.

         In June 1997 the Company issued 144,077 shares of common stock to Kirk
J. Girrbach and 144,076 shares of common stock to Gene Farmer in consideration for consulting services rendered to the Company.

         In June 1997 the Company also issued 80,162 shares of common stock to Kirk J. Girrbach, 38,858 shares of common stock to Gene Farmer and 24,783 shares of common stock to Douglas Stepelton in consideration for consulting services rendered to the Company.

         In July 1997 the Company issued 1,000,000 shares of common stock to Telephonetics International, Inc. in consideration for the rights to use the name "Algorythm Technologies International, Inc." These shares were subsequently returned to the Company and canceled and the rights to use the name "Algorythm Technologies International, Inc." were returned to Telephonetics International, Inc.

         In October 1997 the Company issued 20,000 shares of common stock to one individual in consideration of such individual waiving any rights to the return of $5,000 paid to the Company for services to be performed by the Company.

         In November 1997 the Company issued 2,300,000 shares of common stock to Andrew D. Smith in exchange for 6,500 shares of common stock of SmithAgency.com, Inc. Also in November 1997 the Company issued options to purchase 200,000 shares of common stock, exercisable for two years at a price of $.002 per share, to Andrew D. Smith.

         In November and December 1997 the Company sold an aggregate of 400,000 shares of common stock at $.10 per share to four persons, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

         In February 1998 the Company sold an aggregate of 46,000 shares of common stock at a price of $.10 per shares to two individuals.

         In March 1998 the Company sold 50,000 shares of common stock at a price of $.10 per share to one individual.

         In March 1998 the Company issued 400,000 shares of common stock in payment of an outstanding loan of $40,000 to the Company's subsidiary SmithAgency.com, Inc.

         In April 1998 the Company sold 20,000 shares of common stock at a price of $.10 per share to one individual.

         In April 1998 the Company issued an aggregate of 1,525,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Network of America, Corp., and such individuals.

         In June 1998 the Company sold 100,000 shares of common stock at a price of $.10 per share to one individual.

         In June 1998 the Company issued options to purchase an aggregate of 60,000 shares at a price of $.002 per share to two of its directors as compensation for their services as directors during 1998.

         In July 1998 the Company issued an aggregate of 1,300,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Networks of America, Corp., and such individuals. 1,000,000 of these shares were subsequently returned to the Company.

         In July 1998 the Company issued options to purchase 200,000 shares of common stock to David Bawarsky, exercisable for five years at a price of $.002 per share, in connection with the Company's acquisition of QuikLAB Multimedia Centers, Inc.

         In July 1998 the Company issued warrants to purchase 600,000 shares of common stock at a price of $.25 per share to M.H. Meyerson & Co., Inc. in consideration for services to be rendered by Meyerson pursuant to an investment banking agreement entered into between the Company and Meyerson as of July 14, 1998. The warrants have a term of five years.

         In August 1998 the Company issued an aggregate of 240,000 shares of common stock to two individuals in consideration for services rendered.

         In August 1998 the Company sold 200,000 shares of common stock at a price of $.25 per share to one individual.

         In September 1998 the Company issued 9,868 shares of common stock to Kirk J. Girrbach pursuant to an agreement under which Mr. Girrbach provided legal services to the Company.

         In October 1998 the Company issued 120,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between the Company and such individual.

         In November 1998 the Company issued 200,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between SmithAgency.com and such individual.

         In January 1999 the Company sold 100,000 shares of common stock at a price of $.30 per share to one individual.

         In February 1999 the Company sold 76,923 shares of common stock at a price of $.78 per share to one individual.

         In February 1999 the Company issued 100,000 shares to an individual upon the exercise of outstanding options at an exercise price of $.15 per share.

         In March 1999 the Company sold 40,000 shares of common stock at a price of $.80 per share to two individuals.

         In April 1999 the Company sold 40,000 shares of common stock at a price of $.90 per share to two individuals.

         In May 1999 the Company issued warrants to purchase 500,000 shares of common stock at a price of $1.4625 per share to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of $20,000,000 of common stock of the Company.

         In June 1999, the Company sold 25,000 shares at a price of $.17 per share to Cella Reyes upon the exercise of a warrant issued to Ms. Reyes in connection with a promissory note issued to Ms. Reyes in June 1998.

         In August 1999 the Company sold an aggregate of 172,000 shares of common stock at a price of $.50 per share to two individuals.

         In September 1999 the Company issued 366,000 shares of common stock to Gallaspy & Lobel, Inc. in consideration for substantially all of the assets of Gallaspy & Lobel, Inc.

         In December 1999 we issued 50,000 shares of common stock to an individual in consideration for certain consulting services to be provided by such individual.

         In February 2000 we issued 200,000 shares of common stock to Kirk J. Girrbach pursuant to an employment agreement dated April 13, 1998 between Mr. Girrbach and Capital Network of America, Corp., a subsidiary of the Company that is now dormant, and we issued 12,310 shares of common stock to Mr. Girrbach in payment of $8,100 of accrued legal fees and disbursements.

ITEM 27.          Exhibits

Exhibit
Number              Description
---------           -----------
2.1                 Acquisition Agreement between the Registrant and QuikLAB
                    Multimedia Centers, Inc. (incorporated by reference from the
                    Registrant's Current Report on Form 8-K filed on July 24, 1998).

2.2                 Asset Purchase Agreement, dated as of August 20, 1999, by and between Gallaspy & Lobel, Inc., the Registrant, and James Lobel and
                    Diane C. Harvey.*

3.1                 Registrant's Articles of Incorporation, as amended (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, except for the July 1998
                    amendment, which is incorporated by reference from the Registrant's
                    Annual Report on Form 10-KSB for the year ended December 31,
                    1997).

3.2                 Registrant's Bylaws (incorporated by reference from the Registrant's
                    Quarterly Report on Form 10-QSB for the period ended March 31,
                    1998).

3.3                 Certificate of Correction of Certificate of amendment to the
                    Registrant's Articles of Incorporation (incorporated by reference from the Registrant's Form 10-KSB/A for the year ended December 31,
                    1997, filed on January 27, 2000).

4.1                 Specimen common stock certificate.*

4.2                 Form of warrant to purchase  common  stock  issued to Swartz
                    Private Equity, LLC on May 25, 1999, exercisable to purchase an  aggregate  of 500,000  shares of common stock at $1.4625
                    per  share  until  May  24,  2004,   granted  to  Swartz  in
                    connection  with the  offering of  securities  described  in
                    Exhibit 4.3.*

4.3                 Amended and restated investment agreement,  dated as of July
                    9, 1999, by and between the  Registrant  and Swartz  Private
                    Equity, LLC.*

4.4 Registration rights agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC, related to the registration of the common stock to be sold pursuant to Exhibit 4.3.*

4.5                 Form of warrant to purchase common stock to be issued from time to time in connection with the offering of securities described in Exhibit
                    4.3.*

4.6                 Promissory  note,  dated June 25, 1998, and warrant,  issued
                    June 26, 1999, issued by the Registrant to Cella Reyes.*

5.1                 Legal opinion of Graubard Mollen & Miller.**



Exhibit
Number              Description
---------           -----------
10.1                Employment Agreement between QuikLAB Multimedia Centers, Inc.
                    and David Bawarsky (incorporated by reference from the Registrant's
                    Current Report on Form 8-K filed on July 24, 1998).

10.2                Employment Agreement between SmithAgency.com, Inc. (formerly
                    A.D.S. Advertising Corp.) and Andrew Smith, dated October 30, 1997
                    (incorporated by reference from the Registrant's Quarterly Report on
                    Form 10-QSB for the period ended September 30, 1997).

10.3                Retainer Agreement between the Registrant and Kirk J. Girrbach, dated July 15, 1998 (incorporated by reference from Registrant's
                    Quarterly Report on Form 10-QSB for the period ended September 30,
                    1998).

10.4                Investment Banking Agreement between the Registrant and M.H.
                    Meyerson & Co., Inc. dated as of July 14, 1999 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.5 Employment Contract for James Lobel, dated August 31, 1999, between the Registrant and James Lobel.*

10.6                Agreement to Sublease, dated August 31, 1999, by and between James
                    Lobel, Diane Harvey, Gallaspy & Lobel, Inc., Harvey Studios, Inc.
                    and the Registrant.*

10.7                Mortgage Deed and Security Agreement, dated August 31, 1999, by
                    James S. Lobel and Diane C. Harvey to the Registrant.*

10.8 Office Lease, dated as of January 9, 1996, by and between Massachusetts Mutual Life Insurance Company and A.D.S.
                    Advertising Corporation.*

10.9                Leasing Agreement, dated as of October 1, 1995, by and between
                    Palasan Properties, Inc. and Video QuickLAB of South Florida, Inc.*

10.10               Employment Agreement between Capital Network of America, Corp.
                    and Kirk J. Girrbach, dated April 13, 1998 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the
                    period ended March 31, 1998).

21                  Subsidiaries of the Registrant.*

23.1                Consent of Graubard Mollen & Miller (contained in Exhibit 5.1).

23.2                Consent of Gerson, Preston & Company, P.A.**

23.3                Consent of Want & Ender CPA, P.C.**

23.4                Consent of Charles A. Nichols, C.P.A., P.C.**


Exhibit
Number              Description
---------           -----------
24.1                Powers of Attorney (included on the signature page to this registration statement).*

27                  Financial Data Schedule.**

--------------------------------
*        Previously filed.
**       Filed herewith.

ITEM 28.          Undertakings.

         (a)      The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution;


         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale, Florida on February 8, 2000.

                                       QUIKBIZ INTERNET GROUP, INC.


                                   By:  /s/ David Bawarsky
                                      ---------------------------------
                                      David Bawarsky, Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                                            Title                                                Date
-------------                                        --------                                             ----
     /s/ David B. Bawarsky                           Director, Chief Executive Officer              February 8, 2000
-------------------------------------------
David B. Bawarsky                                    (Principal Executive Officer), Chief
                                                     Financial Officer and Treasurer
                                                     (Principal Financial Officer)

     /s/ David Bawarsky,                             Director and Treasurer                         February 8, 2000
     by Power of Attorney                            (Principal Financial and
--------------------------------------------         Accounting Officer)
Kirk J. Girrbach

     /s/ David Bawarsky,                             Director                                       February 8, 2000
     by Power of Attorney
--------------------------------------------
Dr. Bohdan Moroz

                                  Exhibit Index


Exhibit
Number              Description
---------           -----------
2.1                 Acquisition Agreement between the Registrant and QuikLAB
                    Multimedia Centers, Inc. (incorporated by reference from the
                    Registrant's Current Report on Form 8-K filed on July 24, 1998).

2.2                 Asset Purchase Agreement, dated as of August 20, 1999, by and between Gallaspy & Lobel, Inc., the Registrant, and James Lobel and
                    Diane C. Harvey.*

3.1                 Registrant's Articles of Incorporation, as amended (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, except for the July 1998
                    amendment, which is incorporated by reference from the Registrant's
                    Annual Report on Form 10-KSB for the year ended December 31,
                    1997).

3.2                 Registrant's Bylaws (incorporated by reference from the Registrant's
                    Quarterly Report on Form 10-QSB for the period ended March 31,
                    1998).

3.3                 Certificate of Correction of Certificate of amendment to the
                    Registrant's Articles of Incorporation (incorporated by reference from the Registrant's Form 10-KSB/A for the year ended December 31,
                    1997, filed on January 27, 2000).

4.1                 Specimen common stock certificate.*

4.2                 Form of warrant to purchase  common  stock  issued to Swartz
                    Private Equity, LLC on May 25, 1999, exercisable to purchase an  aggregate  of 500,000  shares of common stock at $1.4625
                    per  share  until  May  24,  2004,   granted  to  Swartz  in
                    connection  with the  offering of  securities  described  in
                    Exhibit 4.3.*

4.3                 Amended and restated investment agreement,  dated as of July
                    9, 1999, by and between the  Registrant  and Swartz  Private
                    Equity, LLC.*

4.4 Registration rights agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC, related to the registration of the common stock to be sold pursuant to Exhibit 4.3.*

4.5                 Form of warrant to purchase common stock to be issued from time to time in connection with the offering of securities described in Exhibit
                    4.3.*

4.6                 Promissory  note,  dated June 25, 1998, and warrant,  issued
                    June 26, 1999, issued by the Registrant to Cella Reyes.*

5.1                 Legal opinion of Graubard Mollen & Miller.**



Exhibit
Number              Description
---------           -----------
10.1                Employment Agreement between QuikLAB Multimedia Centers, Inc.
                    and David Bawarsky (incorporated by reference from the Registrant's
                    Current Report on Form 8-K filed on July 24, 1998).

10.2                Employment Agreement between SmithAgency.com, Inc. (formerly
                    A.D.S. Advertising Corp.) and Andrew Smith, dated October 30, 1997
                    (incorporated by reference from the Registrant's Quarterly Report on
                    Form 10-QSB for the period ended September 30, 1997).

10.3                Retainer Agreement between the Registrant and Kirk J. Girrbach, dated July 15, 1998 (incorporated by reference from Registrant's
                    Quarterly Report on Form 10-QSB for the period ended September 30,
                    1998).

10.4                Investment Banking Agreement between the Registrant and M.H.
                    Meyerson & Co., Inc. dated as of July 14, 1999 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.5 Employment Contract for James Lobel, dated August 31, 1999, between the Registrant and James Lobel.*

10.6                Agreement to Sublease, dated August 31, 1999, by and between James
                    Lobel, Diane Harvey, Gallaspy & Lobel, Inc., Harvey Studios, Inc.
                    and the Registrant.*

10.7                Mortgage Deed and Security Agreement, dated August 31, 1999, by
                    James S. Lobel and Diane C. Harvey to the Registrant.*

10.8 Office Lease, dated as of January 9, 1996, by and between Massachusetts Mutual Life Insurance Company and A.D.S.
                    Advertising Corporation.*

10.9                Leasing Agreement, dated as of October 1, 1995, by and between
                    Palasan Properties, Inc. and Video QuickLAB of South Florida, Inc.*

10.10               Employment Agreement between Capital Network of America, Corp.
                    and Kirk J. Girrbach, dated April 13, 1998 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the
                    period ended March 31, 1998).

21                  Subsidiaries of the Registrant.*

23.1                Consent of Graubard Mollen & Miller (contained in Exhibit 5.1).

23.2                Consent of Gerson, Preston & Company, P.A.**

23.3                Consent of Want & Ender CPA, P.C.**

23.4                Consent of Charles A. Nichols, C.P.A., P.C.**



Exhibit
Number              Description
---------           -----------
24.1                Powers of Attorney (included on the signature page to this registration statement).*

27                  Financial Data Schedule.**

--------------------------------
*        Previously filed.
**       Filed herewith.